UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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MeadWestvaco Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MeadWestvaco Corporation 11013 West Broad Street Glen Allen, Virginia 23060

March [24], 2008

Dear Fellow Stockholders:

You are cordially invited to join us at the 2008 Annual Meeting of Stockholders of MeadWestvaco Corporation. The meeting will begin at 11:00 a.m., local time, on Monday, April 28, 2008. The meeting will take place in the Jade Room of the Waldorf-Astoria Hotel at 301 Park Avenue, New York, New York.

Please vote on all matters listed in the enclosed Notice of 2008 Annual Meeting of Stockholders. This year our proxy material includes four proposals. Your Board of Directors recommends voting FOR Proposal 1, the election of nine of our directors; FOR Proposal 2, the ratification of the appointment of our independent registered public accounting firm; FOR Proposal 3, approval of a proposal to amend our Amended and Restated Certificate of Incorporation to permit the adoption of majority voting in uncontested director elections; and FOR Proposal 4, a stockholder proposal. Please refer to the proxy statement for detailed information on each of the proposals and the Annual Meeting.

Your interest in your company as demonstrated by the representation of your shares at our Annual Meeting is a great source of strength for your company. Your vote is very important to us and, accordingly, whether or not you expect to attend the meeting, we ask that you sign, date and promptly return the enclosed proxy.

Very truly yours,

John A. Luke, Jr.

Chairman and

Chief Executive Officer

Notice of 2008 Annual Meeting of Stockholders

The 2008 Annual Meeting of Stockholders of MeadWestvaco Corporation will be held on Monday, April 28, 2008, at 11:00 a.m., local time, at the Waldorf=Astoria Hotel at 301 Park Avenue, New York, New York. Stockholders will be asked to vote on the following matters:

1.	To elect nine directors for a term of one year each and until their successors are elected and qualified;

2.	To consider and vote upon a proposal to ratify the action of the Audit Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the year 2008;

3.	To consider and vote on a proposal to amend our Amended and Restated Certificate of Incorporation to permit the adoption of majority voting in uncontested director elections;

4.	To consider and vote on a stockholder proposal, if properly presented at the Annual Meeting, to prepare a sustainable forestry report; and

5.	To transact other business that may properly come before the Annual Meeting.

All holders of common stock of record at the close of business on February 29, 2008 will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of those stockholders will be available for inspection at the executive offices of MeadWestvaco and will also be available for inspection at the Annual Meeting. Whether or not you expect to be at the meeting, please sign, date and promptly return the enclosed proxy [or vote by telephone or electronically, as described on the proxy card].

By Order of the Board of Directors

Wendell L. Willkie, II

Senior Vice President, General Counsel and Secretary

March [24], 2008

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to be Held on April 28, 2008

The proxy statement and annual report to shareholders and the means to vote by Internet are available at www.meadwestvaco.com/proxymaterials.

Proxy Statement

MeadWestvaco Corporation

11013 West Broad Street

Glen Allen, Virginia 23060

Your Board of Directors is providing you with this Proxy Statement in connection with the Board’s solicitation of proxies for the 2008 Annual Meeting of Stockholders of MeadWestvaco Corporation (“MeadWestvaco” or the “company”) to be held on April 28, 2008 at 11:00 a.m., local time, at the Waldorf=Astoria Hotel, 301 Park Avenue, New York, New York, or any adjournment or postponement thereof. On or about March [24], 2008, we will mail the Proxy Statement, a proxy card, and the Annual Report of MeadWestvaco for the year 2007 to stockholders of record of MeadWestvaco common stock at the close of business on February 29, 2008. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report should not be deemed to be part of the Proxy Statement.

Who is entitled to vote at the meeting?

Only holders of record of MeadWestvaco’s common stock at the close of business on February 29, 2008 will be entitled to vote.

What are the voting rights of the holders of MeadWestvaco common stock?

Each share of outstanding common stock will be entitled to one vote on each matter considered at the meeting.

Who can attend the meeting?

Attendance at the meeting will be limited to holders of record as of February 29, 2008, or their authorized representatives (not to exceed one per stockholder), management, the Board and guests of management.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum. As of the record date, February 29, 2008, 173,717,885 shares of MeadWestvaco common stock, representing the same number of votes, were outstanding. Therefore, the presence of the holders of record of common stock representing at least 86,858,943 votes will be required to establish a quorum.

How do I vote?

It is important that your stock be represented at the meeting. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly in order to be sure that your shares will be voted. If you are a registered stockholder (that is, if you hold your stock in certificate form, in safekeeping or if you participate in the MeadWestvaco Savings Plan), and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders (that is, those who hold their stock through a broker or other nominee) who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I vote by telephone or electronically?

If you are a registered stockholder, you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. The deadline for voting by telephone or electronically is 5:00 p.m., Eastern Daylight Time, on April 27, 2008. If your shares are held in “street name,” please check your voting instruction form or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

Can I change my vote after I return my proxy card?

Yes. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy to the Secretary of MeadWestvaco, or by attending and voting at the Annual Meeting.

What vote is required to approve each item?

Election of Directors.    The nine director nominees receiving the highest number of all votes cast for directors will be elected. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items.    The affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter is required to approve the other matters to be acted upon at the Annual Meeting. In addition, in the case of the vote upon the proposal to amend the company’s Amended and Restated Certificate of Incorporation to permit the adoption of majority voting in uncontested director elections, the total number of votes cast in favor of the proposal must represent a majority of the outstanding shares. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted as entitled to vote on the matter. Accordingly, an abstention will have the effect of a negative vote. Abstentions will be counted in determining whether there is a quorum.

If you hold your shares in “street name,” your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum.

What are the Board’s recommendations?

All shares of MeadWestvaco common stock entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR election of the nominated slate of directors (see Item 1);

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2008 (see Item 2);

•	FOR approval of a proposal to amend our Amended and Restated Certificate of Incorporation to permit the adoption of majority voting in uncontested director elections (see Item 3); and

•	FOR the stockholder proposal (see Item 4).

If any other matters are properly presented at the Annual Meeting, and any adjournment or postponement thereof, for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. The company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Ownership of Directors and Executive Officers

How much stock do the company’s directors and executive officers own?

The following table shows the amount of MeadWestvaco common stock beneficially owned, unless otherwise indicated, by our directors, the executive officers named in the Summary Compensation Table and the directors and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed.

Name	Shares Beneficially Owned (1)	Options Exercisable Within 60 Days	Percent of Class
Directors
Michael E. Campbell (2)	21,889	8,820	*
Dr. Thomas W. Cole, Jr. (2)	21,452	8,820	*
James G. Kaiser (2)	24,389	5,913	*
Richard B. Kelson (2)	16,879	4,455	*
James M. Kilts (2)	3,731	0	*
John A. Krol (2)(6)	24,711	5,913	*
Susan J. Kropf (2)	23,887	5,913	*
Douglas S. Luke (2)(3)	62,342	8,820	*
John A. Luke, Jr. (4)	1,273,235	1,029,490	*
Robert C. McCormack (2)	18,494	4,455	*
Timothy H. Powers (2)	6,355	0	*
Edward M. Straw (2)	6,019	0	*
Jane L. Warner (2)	22,083	8,044	*

Other Named Executive Officers
James A. Buzzard (5)	418,213	359,477	*
E. Mark Rajkowski (5)	136,270	84,094	*
Mark T. Watkins (5)	160,380	135,351	*
Wendell L. Willkie, II (5)	277,244	247,157	*
All Directors and Executive Officers as a Group (23 persons)	2,819,777	2,168,659	1.6%

*	Less than 1% of MeadWestvaco common stock.
(1)	Information concerning beneficial ownership of shares is as of February 29, 2008, the most recent practicable date. Includes the number of shares of which such person has the right to acquire beneficial ownership as of February 29, 2008, and which such person will have the right to acquire beneficial ownership within 60 days thereafter (shares are also set forth in the column “Options Exercisable Within 60 Days”). Also includes shares granted under the MeadWestvaco Corporation Restricted Stock Plan. Restricted shares may be voted but not disposed of during the restriction period.
(2)	Each non-employee director holds 12,099 stock units (representing the same number of shares of MeadWestvaco common stock) granted under the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors, with the exception of Mr. Straw, who holds 6,019 stock units, Mr. Powers, who holds 5,355 stock units, and Mr. Kilts, who holds 3,731 stock units. The rights of each non-employee director in respect of these stock units are vested at all times, and distributions of the stock units are required to be made in MeadWestvaco common stock on the earliest practicable date following the end of the calendar quarter in which the director’s board membership is terminated.
(3)	Includes 15,778 MeadWestvaco shares held in a trust of which Mr. Luke is a co-trustee.
(4)	Includes 31,592 MeadWestvaco shares held indirectly through employee benefit plans and 26,881 shares held in trust for members of Mr. Luke’s immediate family.
(5)	Includes MeadWestvaco shares held indirectly through employee benefit plans by Messrs. Buzzard, Rajkowski, Watkins and Willkie in the amounts of 21,222 shares, 1,188 shares, 2,795 shares and 10,464 shares, respectively.
(6)	Mr. Krol retired from the Board effective December 31, 2007.

Ownership of Certain Beneficial Owners

Who are the largest owners of the company’s stock?

Based upon Schedule 13D and 13G filings with the Securities and Exchange Commission, the following investment advisers are believed to have beneficial ownership (as defined for certain purposes by the Securities and Exchange Commission) of more than 5% of the company’s common stock by virtue of having investment authority and, to some extent, voting authority over the number of shares indicated.

	Shares	Percent of Class*
Capital Research Global Investors (1) 333 South Hope Street Los Angeles, CA 90071	9,343,200	5.4%

Capital World Investors and The Income Fund of America, Inc. (2) 333 South Hope Street Los Angeles, CA 90071	12,650,700	7.3%

TCW Group, Inc. (3) 865 South Figueroa Street Los Angeles, CA 90017	12,869,254	7.4%

T. Rowe Price Associates, Inc. (4) 100 E. Pratt Street Baltimore, MD 21202	9,874,016	5.7%

*	As of December 31, 2007, based on 173,837,246 shares outstanding as of that date.
(1)	Based on Schedule 13G filed by Capital Research Global Investors on February 11, 2008. The reporting person has sole voting power with respect to 5,258,200 shares, shared voting power with respect to no shares, sole dispositive power with respect to 9,343,200 shares, and shared dispositive power with respect to no shares.

(2)	Based on Schedule 13G filed by Capital World Investors and The Income Fund of America, Inc. on February 11, 2008. The reporting person has sole voting power with respect to 12,650,696 shares, shared voting power with respect to no shares, sole dispositive power with respect to 12,650,700 shares, and shared dispositive power with respect to no shares.

(3)	Based on Schedule 13G/A filed by TCW Group, Inc. on February 11, 2008. The reporting person has sole voting power with respect to no shares, shared voting power with respect to 10,953,801 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 12,869,254 shares.

(4)	Based on Schedule 13G filed by T. Rowe Price Associates, Inc. on February 13, 2008. The reporting person has sole voting power with respect to 1,937,617 shares, shared voting power with respect to no shares, sole dispositive power with respect to 9,874,016 shares and shared dispositive power with respect to no shares.

The MeadWestvaco stock ownership plans for salaried and hourly employees held, as of March 1, 2008, an aggregate amount of 9,570,835 MeadWestvaco shares, or approximately 5.5% of the total outstanding, for which full voting rights are exercisable by members of the plans. As of that date, there were approximately 13,972 participants in these plans.

Corporate Governance

1.    Election of Directors

Nine directors will be elected to hold office for the terms set forth below. There is no provision for cumulative voting in the election of directors. At the meeting, the Corporate Secretary or Assistant Secretary named in the enclosed proxy (or a substitute) will, if authorized, vote the shares covered by such proxy for election of the nine nominees for directors listed on pages 6 and 7.

The present nominees, Michael E. Campbell, Dr. Thomas W. Cole, Jr., James M. Kilts, Susan J. Kropf, Douglas S. Luke, Robert C. McCormack, Timothy H. Powers, Edward M. Straw and Jane L. Warner, if elected, will be elected for terms expiring at the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified. The Board of Directors unanimously recommends a vote FOR the named nominees. Should any of these nominees become unavailable for election for any reason presently unknown, the Corporate Secretary or Assistant Secretary named in the enclosed proxy (or a substitute) will vote for the election of such other person or persons, if any, as the Board of Directors may recommend, or the Board may decrease the size of the Board.

James G. Kaiser, Richard B. Kelson and John A. Luke, Jr. will continue to serve for a term expiring at the 2009 Annual Meeting.

In 2006, the company’s stockholders approved an amendment to the company’s Amended and Restated Certificate of Incorporation in order to phase out the three-year staggered terms of our directors and to provide instead for the annual election of all directors. Those directors previously elected to three-year terms by stockholders will complete their terms and, beginning in 2007 directors standing for election are elected to one-year terms of office.

All of the preceding 12 persons currently serve as directors of MeadWestvaco and have done so since the combination of The Mead Corporation and Westvaco Corporation was completed in January 2002 with the exception of Edward M. Straw who became a director in the fall of 2005, Timothy H. Powers who became a director in January 2006 and James M. Kilts who became a director in October 2006. Set forth on the following pages is the principal occupation of, and certain other information regarding, the nominees and the other directors who will continue to serve after the Annual Meeting.

Nominees for Election as Directors

for a Term of One Year Expiring in 2009

Name	Age*	Director of MeadWestvaco Since
MICHAEL E. CAMPBELL	60	2002
Chairman, President and Chief Executive Officer, Arch Chemicals, Inc., since 1999. Director: American Chemistry Council, National Association of Manufacturers (Vice Chairman), Milliken & Company.

DR. THOMAS W. COLE, JR.	67	2002
Interim Chancellor, University of Massachusetts at Amherst, since 2007. President and Chief Executive Officer, Great Schools Atlanta, 2004-2006. President Emeritus since 2002 and President, 1989-2002, Clark Atlanta University.

JAMES M. KILTS	60	2006
Founding Partner, Centerview Partners Management, LLC, since 2006. Vice Chairman, The Procter & Gamble Company, 2005-2006. Chairman, President and Chief Executive Officer, The Gillette Company, 2001-2005. President and Chief Executive Officer, Nabisco Holdings Corporation, 1998-2000. Director: The New York Times Company (2005-2008), Metropolitan Life Insurance Company, Pfizer, Inc. Member: Board of Trustees, Knox College; Board of Trustees, University of Chicago, Board of Overseers of Weill Cornell Medical College.

SUSAN J. KROPF	59	2002
President and Chief Operating Officer, Avon Products, Inc., 2001-2006; Chief Operating Officer, North America and Global Business Operations, 1999-2001, Director, 1998-2006. Director: Coach, Inc., The Kroger Company, The Sherwin-Williams Company, Wallace Foundation.

DOUGLAS S. LUKE	66	2002
President and Chief Executive Officer, HL Capital, Inc., a private investment company with diversified interests in marketable securities and private equities, since 1999. Managing Member, Lamont Partners, LLC., since 1999. Director: Regency Centers Inc. Trustee: The Adirondack Council, National Outdoor Leadership School.

ROBERT C. McCORMACK	68	2002
Founding Partner, Trident Capital, Inc., a private equity investment firm, since 1993, Advisory Director, 2005. Director: DeVry, Inc., Illinois Tool Works, Inc., The Northern Trust Corporation, Performance Equity Management, LLC, The Rehabilitation Institute of Chicago, Naval Institute Foundation, Poetry Foundation, Marine Corps Law Enforcement Foundation.

* Ages of directors are as of March 1, 2008.

Nominees for Election as Directors

for a Term of One Year Expiring in 2009

Name	Age*	Director of MeadWestvaco Since
TIMOTHY H. POWERS	59	2006
Chairman, President and Chief Executive Officer, Hubbell Incorporated since September 2004; President and Chief Executive Officer, 2001-2004; Senior Vice President and Chief Financial Officer, 1998-2001. Director: National Electrical Manufacturers Association. Board of Trustees, Manufacturers Alliance/MAPI. Board of Governors, The Electrical Manufacturers Club.

EDWARD M. STRAW	68	2005
President of Global Operations, Estee Lauder Companies, 2000-2004; Senior Vice President, Global Supply Chain and Manufacturing, Compaq Computer Corporation, 1998-2000; President, Ryder Integrated Logistics, 1997-1998. Prior to joining the private sector, Mr. Straw had a 35 year career in the U.S. Navy, retiring as a three-star Vice Admiral in 1996. Director: Eddie Bauer Holding Inc., Panther Expedited Services, Inc., Odyssey Logistics & Technology, Ply-Gem Industries. Board of Advisors of The George Washington University. Trustee: U.S. Naval Academy Foundation.

JANE L. WARNER	61	2002
Executive Vice President, since 2007, Group Vice President, 2005-2007, Worldwide Finishing Systems, Illinois Tool Works, Inc.; President, Plexus Systems, 2004-2005; Vice President, EDS and President, Global Manufacturing and Communications Industries, 2002-2004; Managing Director, Automotive Industry Group, 2000-2002. Director: Tenneco Corporation. Trustee: Kettering University Board of Trustees.

* Ages of directors are as of March 1, 2008.

Directors Whose Terms Expire in 2009

Name	Age*	Director of MeadWestvaco Since
JAMES G. KAISER	65	2002
Chairman and Chief Executive Officer, Avenir Partners, Inc., since 1998. Manager, Kaiser Ridgeway LLC, since 2002, Manager, Ridgeway Avenir, LLC, since 2001. Chairman and Chief Executive Officer, Pelican Banners & Signs, Inc., 2001-2003. President and Chief Executive Officer of Quanterra Incorporated 1994-1996. Director: Sunoco, Inc.

RICHARD B. KELSON	61	2002
Operating Advisor, Pegasus Capital Advisors, L.P., since 2006. Chairman’s Counsel, Alcoa, Inc., 2006; Executive Vice President and Chief Financial Officer, 1997-2005. Director: PNC Financial Services, Lighting Science Group Corporation. Member, University of Pittsburgh School of Law Board of Visitors.

JOHN A. LUKE, JR.	59	2002
Chairman and Chief Executive Officer, MeadWestvaco Corporation, since 2002. Chairman, President and Chief Executive Officer, MeadWestvaco, 2002-2003. Chairman, President and Chief Executive Officer, Westvaco Corporation, 1996-2002. Director: American Forest and Paper Association, The Bank of New York Mellon, The Timken Company, FM Global, National Association of Manufacturers (Executive Committee Member). Chairman, Sustainable Forestry Initiative, Inc. Member, President’s Export Council. Trustee: American Enterprise Institute for Public Policy Research, American Forest Foundation.

* Ages of directors are as of March 1, 2008.

Director Compensation

How are directors compensated?

Each non-employee director of the company receives $55,000 as an annual cash retainer for service as a director. Board members may elect to defer this compensation under the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors. Directors have the opportunity to defer all or a portion of their annual cash retainer. Directors who are also employees of the company receive no additional compensation for service as a director.

Each year, non-employee directors also receive a grant of MeadWestvaco stock units equivalent to $80,000 at the time of grant. Distributions of stock units are made in MeadWestvaco common stock upon termination of a director’s board membership.

In addition to the compensation described above, the Audit Committee Chair receives a $20,000 annual retainer, the Compensation and Organization Development Committee Chair receives a $15,000 annual retainer and the Chair of each of the standing Committees receives an annual retainer of $10,000. Each of the members of the Audit Committee, other than the Chair, receives an annual retainer of $10,000. The lead director receives an annual retainer of $25,000.

How often did the Board meet during 2007?

During 2007, the Board of Directors met six times, and no incumbent director attended fewer than 75 percent of the aggregate of: (1) the total number of meetings of the Board of Directors held in 2007 while he or she was a director and (2) the total number of meetings held in 2007 by all committees of the Board of Directors on which he or she served while he or she was a director.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash $ (1)	Stock Awards $	All Other Compensation $ (2)	Total Compensation $
Michael E. Campbell (3)	$75,000	$80,000	$2,500	$157,500
Dr. Thomas W. Cole, Jr.	$65,000	$80,000		$145,000
James G. Kaiser	$65,000	$80,000		$145,000
Richard B. Kelson	$75,000	$80,000		$155,000
James M. Kilts	$55,000	$80,000	$5,000	$140,000
John A. Krol (5)	$55,000	$80,000	$2,500	$137,500
Susan J. Kropf	$70,000	$80,000		$150,000
Douglas S. Luke	$55,000	$80,000		$135,000
Robert C. McCormack	$65,000	$80,000	$2,500	$147,500
Timothy H. Powers (4)	$71,667	$80,000		$151,667
Edward M. Straw	$65,000	$80,000		$145,000
Jane L. Warner	$65,000	$80,000		$145,000

(1)	This column includes fees earned or paid in cash, representing annual retainer, lead director retainer, committee chair retainer and audit committee member retainer.

(2)	The amounts included in this column represent matching contributions by the MeadWestvaco Foundation with respect to charitable contributions made by the director.

(3)	Fees paid to Mr. Campbell also include pro rata cash retainer for service as lead director beginning August 2007.

(4)	Fees paid to Mr. Powers also include pro rata cash retainer for service as Chair of the Nominating and Governance Committee beginning August 2007.

(5)	Mr. Krol retired from the Board effective December 31, 2007.

(6)	The table below reflects for each director, the aggregate number of outstanding stock and option awards at fiscal year end, December 31, 2007. In January 2004 the Board of Directors discontinued the practice of providing an automatic annual grant of a stock option award to each director covering 1,500 shares of MeadWestvaco common stock.

	Stock Options	Phantom Stock Grants	Total Outstanding Shares as of 12/31/07
Michael E. Campbell	8,820	12,099	20,919
Dr. Thomas W. Cole, Jr.	8,820	12,099	20,919
James G. Kaiser	5,913	12,099	18,012
Richard B. Kelson	4,455	12,099	16,554
James M. Kilts	0	3,731	3,731
John A. Krol*	5,913	12,099	18,012
Susan J. Kropf	5,913	12,099	18,012
Douglas S. Luke	8,820	12,099	20,919
Robert C. McCormack	4,455	12,099	16,554
Timothy H. Powers	0	5,355	5,355
Edward M. Straw	0	6,019	6,019
Jane L. Warner	8,044	12,099	20,143

*    Mr. Krol retired from the Board effective December 31, 2007.

Board Committees

What committees has the Board established?

MeadWestvaco currently has five principal standing committees of the Board of Directors: Audit; Compensation and Organization Development; Finance; Nominating and Governance; and The Committee on Safety, Health and the Environment. Each of these committees operates under a written charter adopted by the Board of Directors and included on the company’s website. Printed copies are available to any stockholder upon request. MeadWestvaco also has an Executive Committee that may be convened under certain circumstances when a special meeting of the Board of Directors is not practical or is not warranted.

The current members of the Board committees are as follows:

Audit	Finance
Richard B. Kelson, Chairman	Robert C. McCormack, Chairman
James G. Kaiser	Michael E. Campbell
Timothy H. Powers	James M. Kilts
Edward M. Straw	Susan J. Kropf
Jane L. Warner	Douglas S. Luke
(all non-employee directors)	(all non-employee directors)

Compensation and Organization Development	Nominating and Governance
Susan J. Kropf, Chairman	Timothy H. Powers, Chairman
Dr. Thomas W. Cole, Jr.	Michael E. Campbell
Richard B. Kelson	Robert C. McCormack
James M. Kilts	(all non-employee directors)
(all non-employee directors)

Executive	Safety, Health and Environment
John A. Luke, Jr., Chairman	Dr. Thomas W. Cole, Jr., Chairman
Michael E. Campbell	James G. Kaiser
Dr. Thomas W. Cole, Jr.	Douglas S. Luke
Richard B. Kelson	Edward M. Straw
Susan J. Kropf	Jane L. Warner
Robert C. McCormack	(all non-employee directors)
Timothy H. Powers

The functions of the current Board committees are as follows:

Audit Committee

Assists the Board of Directors in fulfilling its responsibilities to stockholders, potential stockholders and the investment community relating to corporate accounting, reporting practices of the company and the quality and integrity of the financial reports of the company. The Committee assists the Board of Directors in reviewing and monitoring (1) the integrity of the financial statements of the company and internal control over financial reporting, (2) the compliance by the company with legal and regulatory requirements, (3) the independence and qualifications of the company’s independent registered public accounting firm and (4) the performance of the company’s internal audit function and independent registered public accounting firm. The Audit Committee also has sole authority to appoint and replace the independent registered public accounting firm, subject to stockholder ratification. None of the members serve on more than three audit committees. All members are “financially literate” under New York Stock Exchange listing standards, and at least one member has such accounting or related financial management expertise as to be considered a “financial expert” under Securities and Exchange Commission rules. The Board has designated the Audit Committee Chair, Richard B. Kelson and Committee member Timothy H. Powers as “audit committee financial experts” as a result of their experience in senior corporate executive positions with financial oversight responsibilities. The Audit Committee met six times in 2007.

Compensation and Organization Development Committee

Reviews and approves the company’s compensation philosophy. It is charged with the responsibility for assuring that officers and key management personnel are effectively compensated in terms that are motivating, internally equitable and externally competitive. The Committee approves compensation of the company’s executive officers including the Leadership Team (the Chairman and Chief Executive Officer and his direct reports), reviews compensation for remaining senior management, sets the criteria for awards under incentive compensation plans and determines whether such criteria have been met. The Committee generally oversees policies and practices of the company that advance its organization development, including succession planning as well as those designed to achieve the most productive engagement of the company’s workforce and the attainment of greater diversity. The Compensation and Organization Development Committee met six times in 2007 (including a half day retreat). The details of the process and procedures followed by the Committee are disclosed in the Compensation Discussion and Analysis and report of the Compensation and Organization Development Committee at page 20.

Executive Committee

Provides for the exercise of certain powers of the Board between meetings of the Board when a special meeting of the Board is not practical or is not warranted. The Executive Committee did not meet in 2007.

Finance Committee

Oversees the company’s financial affairs and recommends those financial actions and policies that are most appropriate to accommodate the company’s operating strategies while maintaining a sound financial condition. The Committee reviews the company’s capital structure, financial plans, policies and requirements as well as strategic actions proposed by the company’s management. The Committee also reviews funding recommendations concerning the company’s pension plans together with the investment performance of such plans and the company’s risk management policies and practices. The Finance Committee met three times in 2007.

Nominating and Governance Committee

Studies and makes recommendations concerning the qualifications of all directors, and selects and recommends candidates for election and re-election to the Board and persons to fill vacancies on the Board, as well as the compensation paid to non-employee directors. The Committee also reviews and considers other matters of corporate governance, including trends and emerging expectations, as well as best practices. In advising the Board and management, the Committee may consider a range of governance matters, including Board structure, Board composition, committees and criteria for committee appointment, Board meeting policies, and the ongoing relationship between the Board and management. The Nominating and Governance Committee met six times in 2007.

The Committee on Safety, Health and the Environment

Reviews implementation of the company’s workplace safety and health program. The Committee also reviews the stewardship of the company with respect to conservation of natural resources and its ability to protect the natural environment. The Committee receives regular reports from management, reviews safety, health and environmental matters with management, including the company’s compliance record and programs, and makes recommendations as needed. The Committee on Safety, Health and the Environment met two times in 2007.

Corporate Governance Principles

MeadWestvaco’s Corporate Governance Principles, adopted by the Board of Directors in February 2003 and subsequently amended, address, among other things, standards for evaluating the independence of the company’s directors. The full text of the Principles, which contains the Board’s independence standards, is available on the company’s website at the following address: http://us.meadwestvaco.com /AboutUs/InvestorRelations/CorporateGovernance/index.htm and printed copies are available to any stockholder upon request by calling 1-800-432-9874.

Pursuant to the Principles, the Board, with the support of the Nominating and Governance Committee, reviewed the independence of directors in February 2008. Transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries were considered. As provided in the Principles, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. The Committee reviewed commercial, banking, consulting, legal, accounting, charitable and familial relationships. None of the company’s non-employee directors or any members of their immediate family are executive officers at a company where, in the preceding three years, the annual payments to or payments from MeadWestvaco for property or services in any single fiscal year exceeded two percent of the annual consolidated gross revenues of the company at which he or she served as an executive officer.

None of the company’s non-employee directors serve as executive officers of a tax-exempt organization where, in the preceding three years, the company’s contributions to the organization in any single fiscal year exceeded the greater of $1,000,000 or two percent of that organization’s consolidated gross revenues. The Committee identified two directors, Mr. Michael E. Campbell, and Ms. Jane L. Warner who currently serve as an executive officer of a company that transacts business with MeadWestvaco on a routine basis under standard commercial terms. In the case of Mr. Campbell sales of products between Arch Chemicals, Inc. and MeadWestvaco in each of the last three fiscal years were less than a tenth of a percent of the annual consolidated gross revenues of the company at which Mr. Campbell serves as an executive officer, which is well under the independence thresholds established by the Board. In the case of Ms. Warner, who became an executive officer of Illinois Tool Works, Inc. in 2007, MeadWestvaco sales of product to such company were approximately one-third of one percent of the annual consolidated revenues of such company, which is well under the independence thresholds established by the Board. Mr. Campbell, Mr. Kaiser, Mr. Kilts, Ms. Kropf, Mr. Krol and Mr. McCormack are directors of companies with which MeadWestvaco does business. The amount that MeadWestvaco paid to or received from each of these companies in each of the last three fiscal years for goods and services is well below one percent of the annual consolidated gross revenues of these companies.

As a result of this review, the Board affirmatively determined that, with the exception of John A. Luke, Jr., the Chairman and Chief Executive Officer of the company, all of the directors, including each of the members of the Audit, Compensation and Organization Development, and Nominating and Governance Committees, are independent of the company under the standards set forth in the Corporate Governance Principles and the New York Stock Exchange listing standards: Mr. Campbell, Dr. Cole, Mr. Kaiser, Mr. Kelson, Mr. Kilts, Ms. Kropf, Mr. Douglas Luke, Mr. McCormack, Mr. Powers, Mr. Straw and Ms. Warner. The Board also determined that Mr. John A. Krol qualified as an independent director during his tenure on the Board in 2007.

MeadWestvaco Nominating and Governance Committee

Charter

The Board of Directors of MeadWestvaco adopted a Nominating and Governance Committee charter on January 30, 2002 that was subsequently amended. The Nominating and Governance Committee Charter is included on the company’s website at the following address: http://us.meadwestvaco.com/AboutUs/InvestorRelations/CorporateGovernance/index.htm and printed copies are available to any stockholder upon request. The charter sets forth the purposes, goals and responsibilities of the Committee. The charter also provides that the Committee annually evaluates its performance. In accordance with the company’s Corporate Governance Principles, the members of the Nominating and Governance Committee are required to be independent directors under the criteria established by the Board, consistent with the requirements of the New York Stock Exchange and the Securities and Exchange Commission.

Director Candidates

In accordance with the Corporate Governance Principles, the Nominating and Governance Committee is responsible for recommending qualified individuals for membership on the Board of Directors. The Committee is dedicated to periodically reviewing with the Board the requisite qualifications of Board members as well as the composition of the Board as a whole. This assessment addresses independence of Board members, as well as the consideration of experience, judgment, knowledge and diversity in the context of the needs of the Board. General criteria for the nomination of all director candidates include:

•	the highest integrity and ethical standards;

•	the ability to provide wise and informed guidance to management;

•	a willingness to pursue thoughtful, objective inquiry on important issues before the company;

•	a commitment to enhancing stockholder value; and

•	a range of experience and knowledge commensurate with the company’s needs as well as the expectations of knowledgeable investors.

The Board succession plan states that the Committee seeks the following additional attributes:

•	a demonstrated track record of success;

•	independence, objectivity, perspective and judgment;

•	willingness to challenge prevailing opinion;

•	capacity for teamwork and compatibility with other Board members;

•	specific knowledge in significant areas; and

•	consistent availability.

In addition, the background and specific competencies of candidates are considered. These include business management, financial background, manufacturing background, marketing experience, knowledge of the packaging industry, global experience, research and development, service in government, academia or other public sector professions, financial expertise and independence under the standards of the New York Stock Exchange. In 2006, the Nominating and Governance Committee recommended and the Board approved the addition of two new members, James M. Kilts and Timothy H. Powers. An executive third-party search firm had been retained to assist in the identification and evaluation of qualified director candidates, and Mr. Kilts and Mr. Powers had been recommended by this firm.

Stockholder Recommendations for Director Candidates

The Nominating and Governance Committee will consider stockholder recommendations for nominees to the Board of Directors. In addition, any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors if written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or by the United States mail, postage prepaid, to the Secretary of the company, not later than (i) with respect to an election to be held at an annual meeting, 90 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that the stockholder is a holder of record of stock of the company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder, (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated by the Board of Directors, and (e) the consent of each nominee to serve as a director of the company if so elected. Stockholders’ recommendations for nominees of directors should also provide to the Nominating and Governance Committee the foregoing information with respect to any individual they wish to recommend and such recommendations are treated in the same manner as other recommendations for nominees for director.

Policy on Voting for Directors

On December 22, 2005 the company’s Nominating and Governance Committee pursuant to a delegation of authority granted by the Board of Directors adopted the following policy:

In an uncontested election of directors, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation to the Chairman of the Board and the Nominating and Governance Committee following certification of the shareholder vote.

The Nominating and Governance Committee will promptly consider the resignation submitted by a director receiving a greater number of votes “withheld” from his or her election than votes “for” his or her election, and the Nominating and Governance Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee will consider all factors deemed relevant by the members of the Nominating and Governance Committee, including, the reasons why shareholders “withheld” votes for election from such director, the length of service and qualifications of the director, the director’s contributions to the company and the MeadWestvaco Corporate Governance Principles.

The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following the date of the shareholders’ meeting. In considering the Nominating and Governance Committee’s recommendation, the Board will consider the factors considered by the Nominating and Governance Committee and such additional information deemed relevant by the Board. Following the Board’s decision, the company will promptly disclose the Board’s decision whether to accept the director’s resignation as tendered (including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation) in a filing with the Securities and Exchange Commission.

To the extent that one or more directors’ resignations are accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this provision will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Nominating and Governance Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the independent directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) will appoint a Board committee solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them. This policy will be included in each proxy statement relating to an election of directors of the company.

On December 17, 2007, the company’s Nominating and Governance Committee pursuant to a delegation of authority granted by the Board of Directors approved amendments to the above policy effective with the shareholders’ approval of the proposal to amend the company’s Amended and Restated Certificate of Incorporation to permit the adoption of majority voting in uncontested director elections (see Proposal 3). In the event Proposal 3 is approved, the above policy will be revised, upon implementation of the proposed amendment to the company’s Amended and Restated Certificate of Incorporation, to incorporate the majority vote standard as reflected in Annex C attached hereto.

Code of Conduct

The MeadWestvaco Code of Conduct applies to all MeadWestvaco directors and employees worldwide, including the Chief Executive Officer and the Chief Financial Officer. These policies and principles support the company’s core values of integrity, respect for the individual, commitment to excellence and teamwork. The Code of Conduct can be found on the company’s website at the following address: http://us.meadwestvaco.com/AboutUs/InvestorRelations/CorporateGovernance/index.htm and printed copies are available to any stockholder upon request.

Contact MeadWestvaco Board

Anyone who wants specifically to raise a concern to the Board of Directors, the non-management members of the Board of Directors, or the lead director, including concerns about the company’s accounting, internal accounting controls or auditing matters, may contact the Chair of the Audit Committee directly. Such communications will also be received and reviewed by the General Counsel and treated as confidentially as possible, consistent with ensuring appropriate and careful review of the matter. Communications may be anonymous. The Chair of the Audit Committee will report as appropriate to the Board of Directors regarding such concerns. The company’s Code of Conduct prohibits any employee from taking any adverse action against anyone who in good faith raises a concern about business integrity.

To convey a concern to the Chair of the Audit Committee, you may call 1-888-536-1502, or write to: Audit Committee Chair, MeadWestvaco Corporation, Attention: General Counsel, Five High Ridge Park, Stamford, Connecticut 06905. If preferred, concerns may be emailed using the form set forth at the following address: http://www.meadwestvaco.com/shared/contactboard.nsf/email. Inclusion of your name and email address is optional.

Director Attendance at Annual Meetings

Directors are invited and encouraged to attend the company’s Annual Meeting of Stockholders. All directors attended the 2007 meeting.

Lead Director

Effective August 28, 2007, the Board established the position of lead director. Among the responsibilities of the lead director is to serve as chair of executive session meetings of non-management directors. Mr. Michael E. Campbell has been designated as lead director to serve for an initial term of three years, which may be extended by the Board for an additional three year period.

Executive Sessions

The non-management directors meet in executive session at each regularly scheduled Board meeting during the year. The Lead Director chairs the executive sessions and reports back as appropriate to the Chief Executive Officer. In 2007, the non-management directors met in executive session six times with each regularly scheduled Board meeting.

Officer and Director Stock Ownership

In January 2005, the Compensation and Organization Development Committee approved stock ownership guidelines for corporate officers and key senior executives pursuant to which the Chief Executive Officer is required to hold shares of common stock of the company in an amount equal to five times his annual base salary. Certain senior executives are required to hold shares of common stock of the company in an amount equal to three times annual base salary and other members of senior management are required to hold shares of common stock in an amount equal to their annual base salary. Covered executives have five years to satisfy the guidelines, and the Committee has the authority to apply its discretion in granting exceptions during periods of volatile markets. The following types of share ownership are counted towards the requirement: shares owned outright, including shares held in street name accounts; shares jointly held with a spouse, or in trust for the officer’s benefit; shares held in a qualified plan; stock units payable in non-qualified deferred compensation accounts; and service-based restricted stock shares.

In February 2005, the Board approved stock ownership guidelines for non-executive directors pursuant to which non-executive directors are encouraged to own, at a minimum, MeadWestvaco stock or stock units equal to three times their annual cash retainer within three years of joining the board. Discretion may be applied in periods of volatile markets.

Certain Relationships and Related Transactions

The Board recognizes that Related Person Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its stockholders. In January 2007, the Board delegated authority to the Nominating and Governance Committee (the “N&G Committee”) to review and approve Related Person Transactions, and the Committee has adopted a written policy and procedures set forth below for the review, approval, or ratification of Related Person Transactions. A “Related Person Transaction” is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the company is a participant, and (c) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or trustee (or any similar position) or a less than 10 percent beneficial owner of another entity). A “Related Person” is any (a) person who is an executive officer, director or nominee for election as a director of the company, (b) greater than 5 percent beneficial owner of the company’s outstanding common stock, or (c) Immediate Family Member of any of the foregoing. An “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of a person. The N&G Committee shall review all of the relevant facts and circumstances of all Related Person Transactions that require the N&G Committee’s approval and either approve or disapprove of the entry into the Related Person Transaction, subject to the following exceptions:

•

employment of an executive officer, who is not an immediate family member of another executive officer or director of the company (provided compensation approved by the Compensation and Organization Development Committee of the Board);

•	compensation paid to a director approved by the Board;

•

any transaction with another company for which a Related Person’s only relationship is as (i) an employee (other than an executive officer) or director, (ii) a beneficial owner of less than 10% of that company’s outstanding equity, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenue;

•

any charitable contribution, grant or endowment by MeadWestvaco to a charitable organization, foundation or university where a Related Person’s only relationship is as an employee (other than an executive officer) or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2 percent of the charitable organization’s total annual receipts;

•	transactions where all shareholders received proportional benefits.

In determining whether to approve or ratify a Related Person Transaction, the N&G Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. The N&G Committee reviewed two Related Person Transactions as described on page 13.

Report of the Audit Committee of the Board of Directors

Membership and Role of the Audit Committee

The Audit Committee consists of five members of the company’s Board of Directors. Each member of the Audit Committee is independent and possesses other qualifications as required by the New York Stock Exchange. All of the members of the Audit Committee, moreover, are independent of the company under the standards set forth in the Corporate Governance Principles. The Audit Committee operates under a written charter adopted by the Board of Directors. The full text of the Audit Committee Charter is included on the company’s website at the following address: http://us.meadwestvaco.com/AboutUs/InvestorRelations/CorporateGovernance/index.htm and printed copies are available to any stockholder upon request.

The primary function of the Audit Committee is to assist the Board of Directors in reviewing and monitoring (1) the integrity of the financial statements of the company and internal control over financial reporting, (2) the compliance by the company with legal and regulatory requirements, (3) the independence and qualifications of the company’s independent registered public accounting firm and (4) the performance of the company’s internal audit function and independent registered public accounting firm.

Review of the Company’s Audited Financial Statements for the Year Ended December 31, 2007 and Internal Control over Financial Reporting as of December 31, 2007

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm for 2007, is responsible for auditing those financial statements and the company’s internal control over financial reporting. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Standards, including those required to be discussed by SAS No. 61, Professional Standards, as adopted by the PCAOB in Rule 3200T. The Audit Committee also received the written disclosures and letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from MeadWestvaco and its management. The Audit Committee has reviewed and discussed the audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting with management.

The Audit Committee of MeadWestvaco reviewed and discussed the foregoing as reflected in the minutes of the Audit Committee, and on the basis of that review and those discussions, recommended to the Board of Directors that the audited financial statements of MeadWestvaco for the year ended December 31, 2007 be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing by MeadWestvaco with the United States Securities and Exchange Commission.

The Audit Committee met six times in 2007. After each meeting, the Audit Committee met in executive sessions with the independent registered public accounting firm and the director of internal audit to review, among other things, staffing, the audit plan and reports on effectiveness of internal control over financial reporting.

The Audit Committee approved 100% of the audit, audit-related and tax services for the company performed by the independent registered public accounting firm in 2007 and 2006.

The Audit Committee concluded that the provision of non-audit services in 2007 and 2006 by PricewaterhouseCoopers LLP was compatible with their independence.

Submitted by:

Richard B. Kelson, Chairman

James G. Kaiser

Timothy H. Powers

Edward M. Straw

Jane L. Warner

MeadWestvaco incurred the following fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2007 and 2006:

	Year ended December 31, 2007	Year ended December 31, 2006
Audit fees	$7,673,000	$7,992,500

Audit-related fees
Audits of employee benefit plans	$0	$170,000
Other attest services	425,000	244,000
Other audit-related	875,000	0

Total audit-related fees	$1,300,000	$414,000

Tax fees
Tax compliance and other matters (1)	$276,000	$370,000

Total all other fees (2)	$4,000	$0

(1)	Tax Fees—Reflects fees for professional services performed by PricewaterhouseCoopers LLP (“PWC”) for international tax compliance and tax technology. PWC has not provided any services related to tax shelter transactions, nor has PWC provided any services under contingent fee arrangements.

(2)	Other Fees—License fees for access to the PWC accounting and reporting database.

Policy for Approval of Audit and Permitted Non-audit Services

All audit, audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related and tax services by the Committee on an annual basis, but an individual service engagement anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

2.    Proposal to Ratify Appointment of the Independent Registered Public Accounting Firm.

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to serve as the company’s independent registered public accounting firm for 2008. Pursuant to the company’s bylaws and as a matter of good corporate governance, the Board is submitting this selection for ratification by the stockholders at the 2008 Annual Meeting. PricewaterhouseCoopers LLP currently serves as the company’s independent registered public accounting firm, and received $9,253,000 in fees and expenses during the year ended December 31, 2007. The Audit Committee has been advised by PricewaterhouseCoopers LLP that neither the firm, nor any of its partners or staff, has any direct financial interest or material indirect financial interest in the company or any of its subsidiaries. Representatives of PricewaterhouseCoopers LLP who plan to attend the Annual Meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions. If the stockholders do not ratify this appointment, the Audit Committee will consider the appointment of another independent registered public accounting firm.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm.

Executive Compensation

Compensation and Organization Development Committee

The Compensation and Organization Development Committee, a Board committee, consists of four members of the company’s Board of Directors, none of whom is or has been at any time an employee of the company or its subsidiaries, and none of whom is receiving any compensation from the company or its subsidiaries other than as a director. All of the members of the Compensation and Organization Development Committee, moreover, are independent of the company under the standards set forth in the Corporate Governance Principles and the rules of the New York Stock Exchange. The Committee is charged with assuring that the company’s executive officers are effectively compensated in terms that are motivating, externally competitive and internally equitable. The Committee considers and approves all compensation and benefits for the company’s executive officers. The Committee also reviews compensation of the company’s business unit presidents, key personnel and corporate officers. With regard to compensation, the Committee approves awards for cash and equity compensation and sets criteria for awards under incentive compensation plans for the company’s executive officers and determines whether such criteria have been met. In addition, the Committee reviews and recommends for approval by the Board of Directors the company’s various employee benefit plans, as appropriate. The Committee also oversees the development of the company’s leadership succession plan and employee relations strategies. The Compensation and Organization Development Committee Charter is included on the company’s website at the following address: http://us.meadwestvaco.com/AboutUs/InvestorRelations/CorporateGovernance/index.htm and printed copies are available to any stockholder upon request.

Compensation Discussion and Analysis

Business Overview and Strategy

MeadWestvaco provides packaging solutions to many of the world’s best-known companies. With a presence in more than 30 countries, our research, design, manufacturing and distribution capabilities serve leaders in numerous industries. We also have market-leading positions in our Consumer & Office Products and Specialty Chemicals businesses.

In our mission, values and operations, we act on the principles of innovation and sustainability—creating value for customers and shareholders while fulfilling our environmental, social and economic responsibilities.

Profitable revenue growth, earnings per share growth, increased return on invested capital and increased cash flow are important to the company’s continued success in fulfilling our mission.

The executive compensation program is designed to reward senior leaders for the accomplishment of our business strategy and goals. The program and the compensation decisions made for fiscal year 2007 with respect to the company’s named executive officers are described below. Compensation is summarized for the named executive officers in the Summary Compensation Table on page 30.

Objectives of the Company’s Executive Compensation Program

An understanding of the company’s executive compensation program begins with an understanding of the objectives the program is intended to accomplish. These include:

•	Rewarding performance. The company’s compensation program links rewards to performance through the achievement of corporate, business unit and individual goals based on company strategy.

•

Aligning the interests of the company’s executives with those of shareholders.    A significant portion of the total compensation paid to the company’s named executive officers is delivered in the form of equity-based compensation. This serves to further align the interests of the company’s executives with those of its shareholders.

•

Offering competitive compensation.    The company seeks to offer a total rewards program that is competitive with the compensation practices of general industry and select peer companies in order to attract and retain superior talent.

How executive compensation is determined

The role of the Compensation and Organization Development Committee and its consultant, and of management

Committee Role. The Committee is charged with responsibility for assuring the company’s executive officers and key management personnel are effectively compensated with respect to all elements of compensation. The Committee reviews and approves compensation for the executive officers and specifically establishes the Chairman and Chief Executive Officer’s base salary and annual and long-term incentive awards. Additional information on the role of the Committee appears on page 19.

Consultant Role. An executive compensation consulting firm, Mercer, is engaged by and reports directly to the Committee. Mercer assists the Committee by reviewing the company’s executive compensation programs, its pay and performance linkages against internal and external benchmarks and the company’s peer group. Mercer also generally advises the Committee on executive compensation matters relating to compensation strategy and program design. Mercer attends all Committee meetings, including executive sessions at which management is not present. The Committee has evaluated the business relationship between Mercer and the company to ensure that the advice to the Committee remains objective. While Mercer is not precluded from working with management, such work is conducted under the supervision of the Committee.

Management Role. Management assists the Committee in fulfilling its responsibilities by evaluating executive performance, proposing appropriate business performance targets for the annual and long-term incentive plans and by developing recommendations as to appropriate base salary levels and incentive award amounts, as well as compensation and benefit design changes.

Chairman and CEO Role. While the Chairman and Chief Executive Officer provides recommendations to the Committee with respect to the compensation for his direct reports, the Committee has final authority with regard to compensation decisions. Decisions with respect to the Chairman and Chief Executive Officer’s compensation (including but not limited to, base salary, annual and long-term incentive targets and awards) are made by the Committee in executive session.

How the elements of the company’s compensation program were selected

With the assistance of management and Mercer (as described above), the Committee determined the elements of the company’s compensation program so as to further the company’s objectives to provide a competitive total rewards program, to promote a pay-for-performance philosophy and to align the interests of executives with shareholders.

The key compensation elements include:

•	Annual Base Salary

•	Annual Incentive Compensation Opportunity

•	payable in cash, contingent on the achievement of annual performance goals related to the current year.

•	Long-Term Incentive Compensation Opportunity

•	payable in equity consisting of:

•	Performance-Based Restricted Stock Units, which vest after three years subject to satisfactory performance against designated key financial and operational goals;

•	Stock Options, which vest ratably over three years, the value of which is tied to the company’s closing stock price on the date of grant.

The Committee believes that this combination of base salary, annual incentive award payable in cash, and long-term incentive compensation payable in equity is appropriate to provide a competitive program based on prevailing market practices. It also believes that linking a significant portion of target compensation to performance supports the company’s pay-for-performance philosophy and the achievement of the company’s strategic goals. And, while no specific formula is used to determine the allocation between performance-based compensation and base salary, this emphasis on pay-for-performance resulted in performance-based compensation representing the largest portion of total direct target compensation opportunity (base salary, annual and long-term incentive compensation) for each named executive officer during 2007. Specifically, in 2007, performance-based (or at-risk) compensation amounted to approximately 85% of the total direct compensation opportunity for the Chairman and Chief Executive Officer and approximately 67% to 79% of the total direct compensation opportunity for the other named executive officers. The greater at-risk percentage of compensation for the Chairman and Chief Executive Officer, as compared to the other named executive officers, stems from the competitive data and the increased scope of job responsibilities.

Each of the named executive officers received compensation opportunities comprised of the following elements in the proportions below. The long-term incentive award target shown below is the award opportunity for the 2007 through 2009 performance period. Both annual and long-term awards are performance-based. Total direct compensation opportunity includes base salary and the opportunity to earn an annual incentive and a long-term award, neither of which are guaranteed.

NAME	BASE SALARY	ANNUAL INCENTIVE AWARD TARGET	LONG-TERM INCENTIVE AWARD TARGET	AT-RISK COMPENSATION	TOTAL DIRECT COMPENSATION OPPORTUNITY
John A. Luke, Jr.	15%	17%	68%	85%	$6,663,500
E. Mark Rajkowski	26%	17%	57%	74%	$2,187,900
James A. Buzzard	21%	17%	62%	79%	$3,217,900
Wendell L. Willkie, II	28%	17%	55%	72%	$1,627,200
Mark T. Watkins	33%	18%	49%	67%	$1,356,300

The Committee uses the key compensation elements as a means to differentiate between executives based on individual job responsibility and competitive position and to reflect the individual executive’s ability to influence the company’s financial performance.

The Committee also reviews other elements of executive compensation, including qualified retirement plans, perquisites and change of control arrangements, on a regular basis. Each of these is discussed below.

The use of market comparison data

The “Comparison Group” or “Peer Group”

The Committee compares the company’s executive compensation program to that of a select group of peer companies. This review is done with respect to the structure of the company’s executive compensation program, target incentive compensation and actual compensation.

The peer group used by the Committee in 2007 consisted of 13 companies, some of whom (along with other companies) MeadWestvaco may compete with for executive talent. This group is referred to as the “Comparison Group” or the “Peer Group.” The companies included in the Comparison Group were selected by the Committee based on the recommendation of Mercer. The composition of the group changed over the last fiscal year to reflect changes in the company’s business strategy and overall focus in the packaging industry. While only one company was added to the prior peer group, five were removed due to both size and business mix. Criteria utilized by Mercer in determining the designated peer group it recommended to the Committee were:

•	Companies within the packaging industry;

•	Companies that compete for talent with MeadWestvaco; and

•	Companies with similar average revenue size to MeadWestvaco.

Information on the pay practices of the Comparison Group was provided by Mercer to the extent such information was available.

The following companies comprised the Comparison Group:

Avery Dennison Corporation	Pactiv Corporation

Ball Corporation	Rohm and Haas Company

Bemis Company, Incorporated	Sealed Air Corporation

Crown Holdings, Incorporated	Smurfit Stone Container Corp

Graphic Packaging Corporation	Sonoco Products Company

International Paper Company	Weyerhaeuser Company

Owens-Illinois, Incorporated

Compensation Structure and Targets

Mercer conducted a comparison of the company’s executive compensation structure and practices, as they relate to the named executive officers, to those of the Comparison Group. This review covered several aspects of the company’s program, including compensation elements, target pay levels and performance measures. Based on its review, Mercer concluded that the structure of the company’s compensation program (e.g., the mix of salary and incentives, performance focus and long-term incentive vehicles) was consistent with market practice and appropriately supported the company’s strategies and objectives. Mercer also concluded that the overall total compensation for the named executive officers was positioned competitively around the median.

Other market comparison data from established executive compensation surveys was also used in reviewing compensation target levels for each of the key elements of the company’s compensation program (base salary, annual incentive and long-term incentive compensation) and for the combined total of these elements. For each of the key elements the Committee reviewed the competitive median as a guide to establish compensation levels and target levels. The Committee did not target a specific percentile ranking for individual elements of compensation or total direct compensation targets. Instead, the Committee reviewed each element of compensation within the competitive range, assuming payout of performance-based awards at target. Accordingly, an executive’s actual compensation may be more or less than the target amount set by the Committee based on the company’s performance, individual performance, changes in stock price and other factors.

Reviewing compensation targets based on market comparison data is intended to ensure that the company’s overall compensation practices are competitive in terms of attracting and retaining superior executive talent. Because each compensation element is targeted to be within a competitive range based on available data, compensation decisions made with respect to one element of compensation do not necessarily affect decisions made with respect to other compensation elements. It is also for this reason that no specific formula is used to determine the allocation between cash and equity-based compensation. In addition, because a named executive officer’s compensation target is established and/or confirmed by reference to persons with similar duties at the Comparison Group companies, the Committee does not establish any fixed relationship between the compensation of the Chairman and Chief Executive Officer and that of any other named executive officer.

The role of individual performance goals

Individual goals are set each year for the named executive officers. These include financial, organizational and operational objectives that are tied to the company’s business plan and overall strategy as they relate to such officer’s responsibilities and job function. In addition to the achievement of corporate goals, the Committee considers an executive’s performance (as evaluated and communicated by management to the Committee) against his or her individual goals for the year when making compensation decisions. This enables the Committee to differentiate among executives, as necessary, and emphasizes the link between personal performance and compensation. Adjustments based on individual performance are made after consideration of the company’s progress against established performance goals as described below.

The key elements of the company’s executive compensation program

As stated earlier, the key elements of the company’s compensation program are base salary, an annual incentive award opportunity and a long-term equity based compensation award.

2007 Base Salary

Salaries are based on the executive’s performance, scope of responsibilities and experience, competitive pay practices and tenure. Base salary is intended to provide a fixed baseline level of compensation that is not contingent upon the company’s performance, although performance may influence salary adjustments. As such, base salaries represent only 15% to 33% of total direct compensation opportunity for the named executive officers. As the executive’s job responsibility increases, the percentage of fixed compensation is reduced and the percentage assigned to at risk compensation increases.

In January 2007, the Committee approved salary increases of 2.5% for Messrs. Luke, Buzzard, Willkie and Watkins and 2.0% for Mr. Rajkowski. These increases were made to maintain market competitiveness based on market comparison data and were at rates consistent with salary rate increases at the company generally.

2007 Performance-Based Annual Incentive Awards (Cash)

The annual incentive award program provides the named executive officers an opportunity to receive an annual cash payment in addition to base salary. Annual incentive awards are intended to reward the named executive officer primarily for performance of the company.

Target Awards:    The annual incentive award targets for the named executive officers are reviewed annually by the Committee to confirm that they are reasonable when viewed against external competitive data. If necessary, the targets are adjusted based on job responsibilities and a review of competitive data. In 2007, Mr. Willkie’s annual incentive award target was adjusted from 55% to 60% of base salary as a result of this review. These targets are expressed as a percentage of base salary. The table below illustrates the 2007 annual incentive award target for each named executive officer.

2007 Annual Incentive Award Targets

NAME	BASE SALARY	TARGET AS % OF BASE SALARY
John A. Luke, Jr.	$1,009,625	110%
E. Mark Rajkowski	$561,008	65%
James A. Buzzard	$670,400	80%
Wendell L. Willkie, II	$452,000	60%
Mark T. Watkins	$444,700	55%

2007 annual incentive award payments may range from 50% to 200% of the named executive officer’s target based on the company’s performance except that no awards are payable for company performance below the threshold level (50% of targets).

Performance goals for 2007 Annual Incentive Awards

The 2007 goal making process was a collaborative one pursuant to which management initially made recommendations to the Committee and the Board of Directors in the fall of 2006. The proposed 2007 annual incentive goals were then reviewed with the Committee and the Board in January of 2007, with input from Mercer, and were subsequently approved in February of 2007. Payout of an award is based on the extent to which the company meets or exceeds its 2007 performance goals, which were: Earnings Before Interest and Taxes (EBIT), weighted at 45%, Free Cash Flow (FCF), weighted at 35% and Productivity, expressed as cumulative General & Administrative (G&A) savings, weighted at 20%.

The Committee believes these metrics to be crucial indicators of success. It is the Committee’s view that improved pre-tax earnings accompanied by greater cash flow are controllable metrics that each named executive officer has the ability to influence. With respect to G&A savings, the Committee endorsed management’s view that there was opportunity to improve bottom-line results and supported the company’s focus on achieving greater savings in targeted areas.

EBIT is defined as full year net sales less the cost of goods sold and selling, general and administrative expenses, excluding interest income and expense, corporate income taxes, extraordinary items, discontinued operations, restructuring charges and certain one-time costs and the cumulative effect of accounting changes. FCF is defined as full year discretionary cash flow less capital expenditures and dividends paid. G&A savings is defined as the accumulated annualized savings by the end of the year tracked by the company’s G&A tracking database.

Targets for 2007 were a function of EBIT set at $500 million, FCF set at $180 million and cumulative G&A savings set at $185 million. Under the annual incentive plan, actual performance for 2007 was: EBIT of $463 million, FCF of $200 million and G&A savings of $190 million.

The table below illustrates how the actual payout based on corporate performance was determined.

2007 Funding Levels for Annual Incentive Awards

2007 Performance Goals	Performance	2007 Goals	Payout Range	Weighting	Actual Performance	Weighted Payout %
EBIT	Threshold	$400 mm	50%
	Target	$500 mm	100%	45%	$463 mm	37%
	Stretch	$600 mm	200%

Free Cash Flow	Threshold	$140 mm	50%
	Target	$180 mm	100%	35%	$200 mm	45%
	Stretch	$250 mm	200%
Productivity – G&A Cumulative Run Rate Savings	Threshold	$150 mm	50%
	Target	$185 mm	100%	20%	$190 mm	24%
	Stretch	$210 mm	200%
					Total:	106%

In order to arrive at a payout number for each named executive officer, the target percentage of base salary for each executive is multiplied by the total weighted payout percentage and then adjusted, if applicable by the executive’s performance factor to arrive at the annual incentive award amount earned for 2007.

Target Annual Incentive Award	X	Weighted Payout %	X	Individual Performance Factor (100 to 110) %	=	2007 Actual Award

The Committee evaluated the company’s 2007 performance in January of 2008 to determine progress against established performance goals and authorized annual incentive award payments at 106% of target performance. Individual performance factors assigned to the named executive officers for 2007 performance ranged from 100% to 110% and resulted in adjusted payouts of 2007 annual incentive awards for Messrs. Buzzard, Rajkowski and Willkie.

2007 Long-Term Incentive Compensation Awards (Equity)

The long-term incentive compensation program provides the named executive officers with an opportunity to earn significant additional performance-based compensation representing between 49% and 68% of total direct compensation opportunity on an annual basis. See chart on page 22. The Committee believes the at-risk nature of such a significant portion of overall compensation ensures that executives remain focused on critical business objectives established by the company and links their reward with returns to shareholders.

Long-term objectives for the performance-based restricted stock units are measured over a three-year performance period. The performance basis of the stock options is inherent in their design. No compensation is provided from them unless the company’s stock price rises above the exercise price, which is the market price on the grant date. Designed at target, 2007 long-term incentive awards are delivered 60% in the form of performance-based restricted stock units and 40% in the form of non-qualified stock options.

Target Awards:    The long-term incentive compensation award targets for the named executive officers are reviewed annually to confirm that they are reasonable when viewed against external competitive market data, peer group and general industry trends. As a result of this review, in 2007, Mr. Rajkowski’s target was raised to 225% of base salary and Mr. Willkie’s target was raised to 200% of base salary.

The table below illustrates the long-term incentive award target with respect to each named executive officer. If company performance exceeds target levels, then performance-based restricted stock unit awards shall be adjusted proportionately, but not in excess of 200% of target. Similarly, if company performance does not meet the threshold level, no awards will be earned or paid.

2007 Long-Term Incentive Award Targets

NAME	BASE SALARY	TARGET AS % OF BASE SALARY
John A. Luke, Jr.	$1,009,625	450%
E. Mark Rajkowski	$561,008	225%
James A. Buzzard	$670,400	300%
Wendell L. Willkie, II	$452,000	200%
Mark T. Watkins	$444,700	150%

Performance Goals for 2007-2009 Long-Term Incentive Compensation Awards.    Long-term objectives for performance-based restricted stock unit awards were also established at the Committee’s February 2007 meeting and reviewed with the Board of Directors through the same process outlined above. They are: Return on Invested Capital (ROIC), weighted at 70% and Innovation, defined as Revenue from New Products, weighted at 30%.

ROIC is defined as the annual after-tax EBIT, using the actual year-end effective tax rate, divided by year-end invested capital, total debt less cash, plus equity, for the final year of the performance period. Revenue from New Products is defined as accumulated sales revenues over the performance period from new products, assuming there is a significant change in the characteristics or improved profit margin compared to alternate, existing product offerings; total revenue from new products is expressed as a percentage of total revenue during the performance period.

The Committee believes it is critical for the company to achieve returns higher than the cost of capital and that improved ROIC is an important long-term metric for creating shareholder value. With respect to Revenue from New Products, as a percentage of sales, the Committee believes it is appropriate for the company to focus intensively on achieving increased profitable sales through innovation.

The maximum number of shares potentially deliverable from a 2007 performance-based restricted stock unit award is 200% of the original award, including additional units credited from dividend equivalents during the vesting period. Awards for performance below the target level would be awarded based on proportional progress made toward the target, provided that no award will vest if threshold company performance is not achieved. As is the case with the annual incentive program, the portion of award attributable to performance-based restricted stock units is based solely on attainment of designated pre-approved financial metrics unless they are reduced at the discretion of the Committee.

Payout or Vesting of Prior Year Awards

2004 Restricted Stock Awards.    During 2007, service-based restricted stock awards that were granted to the named executive officers in February and August of 2004 vested. The value of these awards is reflected in the “Option Exercises and Stock Vested” table on page 36. These awards vested upon the third anniversary of their award dates.

2005 - 2007 Long-Term Incentive Awards.    In February of 2005, the Committee granted long-term incentive compensation awards to the named executive officers payable at the end of a three-year performance period (2005-2007) in the form of cash (one-third) and two-thirds payable in company stock. The performance period utilized the following performance metrics: Return on Invested Capital (ROIC) weighted at 40%, reduction in selling, general & administrative expenses as a percent of sales (SG&A) weighted at 20%, total procurement savings (net of inflation) weighted at 20%, and Innovation, revenue from new products (with increased profit margins) weighted at 20%. If threshold criteria were satisfied, payment of 50% of a participant’s target was possible. The minimum award payable was zero and the maximum award possible was 150% of an executive’s target. Based on company performance measured against these goals for the 2005-2007 period, the Committee authorized payments at 75% of target performance illustrated by the chart immediately below.

2005 - 2007 Performance Metric	Goal at Target	Actual Performance	Weight	Weighted Payout %
ROIC	8.5%	5.8%	40%	24%
SG&A	10%	11.8%	20%	0%
Total Procurement Savings	$150 mm	$212 mm	20%	32%
Innovation, Revenue from New Products	$750 mm	$725 mm	20%	19%

			Total:	75%

The vesting and payment of these awards is reflected as follows: one-third of the award is payable in cash and is listed in the non-equity incentive compensation column in the Summary Compensation Table on page 32.

Other Long-Term Incentive Compensation Awards

2006 - 2008 Long-Term Incentive Awards.

Long-term incentive compensation awards in 2006 consisted of 60% performance-based restricted stock units and 40% non-qualified stock options with no cash component. The program was revised in 2006 to utilize stock options and performance-based restricted stock units rather than cash to further strengthen the connection between shareholder and executive interests. Thus beginning in 2006, long-term incentive awards are delivered exclusively in equity. A three-year performance period for the restricted stock units applies (2006-2008) with metrics of 70% ROIC and 30% Innovation, Revenue from New Products.

Long-term incentive compensation awards in 2008 will continue to consist of 60% performance-based restricted stock units and 40% non-qualified stock options. A three-year performance period will apply (2008-2010) with ROIC weighted at 50%, Profitable Revenue Growth weighted at 30% and Earnings Per Share (EPS) Growth relative to our Peer Group weighted at 20%.

Profitable Revenue Growth is defined as the compounded average annual revenue growth rate over the three-year measurement period and EBIT margin percentage in the third year of the same period. For purposes of this definition, revenue is defined as net sales excluding all major portfolio activities (acquisitions/divestitures). EBIT margin percentage means EBIT divided by revenue reported, including acquisitions and divestitures.

Relative EPS Growth is defined as the compounded annual growth rate of diluted net income per share compared to the Comparison Group (excluding extraordinary items, restructuring and other one-time items, discontinued operations and the effect of accounting changes).

The addition of EPS Growth as a relative measure will introduce a criteria valued by shareholders that evaluates MeadWestvaco’s performance against external performance of its Comparison Group. These changes in metrics will also place an even greater emphasis on top line and sustained earnings growth.

Employment Contracts

While the company does not maintain employment contracts for any of its named executive offices, each of such officers is covered by a change of control agreement. The primary purpose of these agreements is to help ensure that the company can retain and count upon the undivided focus of its senior executives, before, during and after the negotiation of a change of control. Based on the Committee’s 2007 annual review of these arrangements, with the advice of outside counsel and Mercer, the Committee and Board of Directors approved the following changes to become effective January 1, 2008 to reflect emerging trends and best practices in executive compensation.

•	Long-term compensation is no longer a component in the calculation of severance pay;

•	The agreement term was reduced from 3 to 2 years and the 2-year notice provision was replaced with a 1-year notice of non-renewal;

•	Agreements were amended to delete the provision that limits an executive’s severance based on attaining age 65; and

•	Technical modifications were made to agreements to reflect legally required changes under the Internal Revenue Code (Section 409A).

A more detailed description of the change of control arrangements follows on page 39.

Other benefits

Perquisites

The company provides limited perquisites to executives given its pay for performance philosophy. During 2007, named executive officers received relocation assistance in accordance with the company’s relocation and move policy, which was designed to assist individuals in relocating their homes to their required place of work. This occurred as a result of the relocation of the company headquarters from Stamford, CT to Richmond, VA. The company also provided additional compensation to the President and the Chief Financial Officer to cover commuting expenses in the form of a tax gross up. The purpose of the gross up was to enable them to pay applicable taxes associated with such travel expenses to eliminate any economic disadvantage resulting from commuting to the new corporate headquarters. The company also covered residential security guard services for the Chairman and Chief Executive Officer during 2007. All of these expenses are disclosed in the Summary Compensation Table on page 30.

Qualified Plans

The company maintains a qualified defined benefit pension plan and a qualified defined contribution 401(k) savings plan in the form of an employee stock ownership plan. The defined benefit pension plan formula is described under the Pension Benefits Table narrative on page 36. The savings plan formula permits an employee who contributes 3% of pay to receive a 100% matching contribution on such amount and an additional 50% matching contribution on the next 2% of pay contributed. Matching contributions under the savings plan are 100% vested immediately. Both the defined benefit and the savings plans provide for broad-based participation by company employees and cover each of the named executive officers.

Restoration Plans

The company also maintains two non-qualified, excess benefit plans that, with respect to earnings and benefits that exceed Internal Revenue Code limits on qualified plan benefits, mirror the benefit formulas under the defined benefit and savings plans. The non-qualified savings plan provides for the same matching contribution formula as the qualified plan described above and also permits executives to defer base salary and annual incentive cash compensation. The plan offers executives a choice of conventional investment vehicles with no assurance of any particular rate of return and does not guarantee an above market rate of return. The plan offers the same investment vehicles available under the company’s qualified 401(k) savings plan, with the addition of three other funds.

The company maintains these qualified and non-qualified plans to ensure an overall competitive compensation and benefits offering and to attract and retain superior talent. The Committee believes it is essential that overall compensation and benefits, including retirement benefits, be competitive in the market place. All of the named executive officers participate in these plans. Further description of these plans accompanies the Pension Benefits and Non-qualified Deferred Compensation Tables on pages 38 and 39.

SERP

The company also maintains a non-qualified supplemental executive retirement plan, which was designed to attract and retain executives who join the company in mid-career. Since the plan was originally intended to benefit mid-career hires, the Chairman and Chief Executive Officer as well as the President, due to long-standing service with the company, derive limited benefit from this plan. Due to emerging trends and best practices in executive compensation, the plan was amended to close participation to new hires during 2007. See the Pension Benefits Table and narrative on page 36.

Forfeiture Provisions

While the company does not maintain a broad based claw back policy that applies to all compensation, the Committee included claw back provisions in its 2006 and 2007 equity awards for all employees, including options and performance-based restricted stock unit awards to named executive officers. The company’s 2006 and 2007 long-term incentive awards will be forfeited in the event the executive is terminated for gross misconduct.

Stock Ownership Guidelines

The company maintains stock ownership guidelines designed to align the interests of its executives with the interests of its shareholders. The guidelines require that each named executive officer hold company stock valued at a multiple of base salary as set forth in the following table. Ownership guidelines must be met by January 10, 2010, five years after the guidelines were implemented, or, in the case of new hires or promotions, within five years after the relevant event. Company stock considered towards this guideline include shares credited to an account in the company’s 401(k) plan, stock units payable under the company’s non-qualified restoration plan, service-based restricted stock awards and shares directly or indirectly owned.

Stock ownership as of December 31, 2007, reflects the following progress towards these guidelines based on the closing price of stock on such date as reported by the New York Stock Exchange:

NAME	GUIDELINE MULTIPLE OF SALARY	MULTIPLE OF SALARY ACHIEVED AS OF 12-31-07
John A. Luke, Jr.	5X	8.4
E. Mark Rajkowski	3X	2.4
James A. Buzzard	3X	3.2
Wendell L. Willkie, II	3X	2.7
Mark T. Watkins	3X	1.4

Equity Grant Practices

The company maintains a written policy on practices for granting equity awards, that describes the Committee’s practices relating to equity grants to executives, the timing of such grants in relation to material non-public information and which specifically prohibits the backdating of stock options. The policy also describes the Committee’s delegation of authority to the Chairman and Chief Executive Officer to award equity to non-executive officers. The company does not have a practice or policy of timing its grants in relation to the announcement of material non-public information. In accordance with the policy, all stock option grants have an exercise price equal to the closing price of the company’s common stock on the date of grant.

Tax and accounting considerations

Tax and accounting considerations are one of many factors considered by the Committee in determining compensation mix and amount. Section 162(m) of the Internal Revenue Code does not permit a tax deduction to public companies for individual compensation over one million dollars per year to a named executive officer. This limitation does not apply to performance-based compensation as defined under federal tax laws. The Committee designed the annual and long-term incentive programs discussed above, in large measure, to meet the requirements of Section 162(m) and to ensure the deductibility of compensation payable under such programs. However, while the Committee considers the 162(m) impact on each component of compensation, it may in some instances determine to pay compensation even though it is not deductible where it believes such compensation furthers the company’s objectives and is otherwise appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation and Organization Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND ORGANIZATION DEVELOPMENT COMMITTEE

Susan J. Kropf, Chairman
Dr. Thomas W. Cole, Jr.
Richard B. Kelson
James M. Kilts

Compensation Committee Interlocks and Insider Participation

The Compensation and Organization Development Committee currently consists of Ms. Kropf as Chairman, Dr. Cole, Mr. Kelson and Mr. Kilts. None of our executive officers served as:

(i)	a member of the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation and Organization Development Committee;

(ii)	a director of another entity, one of whose executive officers served on our Compensation and Organization Development Committee; or

(iii)	a member of the compensation committee (or other board committee performing equivalent functions, or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as our director.

Summary Compensation Table

The following table presents information concerning total compensation paid to the Chief Executive Officer and certain other executive officers of the company (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Options Awards (2)	Non- Equity Incentive Plan Compen- sation (3)	Change in Pension Value & Non- qualified Deferred Comp Earnings (4)	All Other Compen- sation (5)	Total
John A. Luke, Jr.	2007	$1,007,573	$0	$2,412,379	$1,000,762	$2,274,455	$1,281,652	$901,735	$8,878,556
Chairman & CEO	2006	$985,000	$0	$2,124,343	$670,294	$1,897,190	$364,180	$117,076	$6,158,083

E. Mark Rajkowski	2007	$560,091	$0	$957,021	$312,930	$697,442	$112,109	$130,224	$2,769,817
SVP, Chief Financial Officer	2006	$550,008	$0	$965,706	$198,325	$597,263	$68,755	$94,270	$2,474,327

James A. Buzzard	2007	$669,033	$0	$1,071,004	$443,286	$1,082,519	$430,911	$197,328	$3,894,081
President	2006	$654,000	$0	$962,154	$298,581	$853,287	$127,226	$60,009	$2,955,257

Wendell L. Willkie, II	2007	$451,083	$0	$406,865	$174,761	$462,567	$221,891	$37,205	$1,754,372
SVP, Gen’l Counsel & Sec’y	2006	$441,000	$0	$374,545	$113,015	$381,060	$138,769	$22,850	$1,471,239

Mark T. Watkins	2007	$443,796	$0	$359,961	$147,974	$420,327	$222,598	$43,611	$1,638,267
SVP, Technology & Forestry	2006	$433,850	$0	$351,244	$106,274	$326,218	$141,099	$151,490	$1,510,175
(1)	The amounts shown in this column represent the SFAS No. 123(R) compensation expense recognized in 2007 in connection with grants of service based restricted stock awards, and performance-based restricted stock units to named executive officers, excluding the effect of forfeitures, relating to awards made in 2004 through 2007. Assumptions used in the calculation of these amounts are included in footnote J to the company’s audited financial statements for the fiscal year ended December 31, 2007 included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008.

(2)	The amounts shown in this column represent the SFAS No. 123(R) compensation expense recognized in 2007 in connection with non-qualified stock options granted in 2007 and prior years. Assumptions used in the calculation of these amounts are included in footnote J to the company’s audited financial statements for the fiscal year ended December 31, 2007 included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008.

(3)	The amounts in this column reflect cash awards payable to the named executive officers under the 2005 Annual Incentive Plan earned in 2007, payable in 2008, as well as cash awards payable under the 2005 Long-Term Incentive Plan earned during the 2005-2007 performance period and payable in 2008.

(4)	The amounts in this column represent the actuarial increase in the present value of the named executive officers’ benefits under all pension plans maintained by the company between December 31, 2006 and December 31, 2007. The amounts calculated were determined with the following assumptions: SFAS No. 87 discount rate of 6.25% and 5.75% for 2007 and 2006, respectively, and an assumed unreduced retirement age (age 65 or 62 with 20 years of service). While amounts appear as a lump sum, the normal form of payment is an annuity payment, with the exception of Mr. Watkins who has an accrued benefit, as of December 31, 2002, under a prior plan that is payable in lump sum form. With regard to non-qualified deferred compensation earnings, none of the named executive officers are guaranteed a specified rate of return on any investment or receive above market earnings in the MeadWestvaco Deferred Income Plan.

(5)	The amounts shown in this column are derived as follows:

Mr. Luke:

$10,000 reimbursement by the company for financial planning

$9,000 annual contribution by the company to qualified 401(k) savings plan

$83,311 annual contribution by the company to non-qualified savings plan

$5,626 annual life insurance premium paid by the company

$750,653 relocation benefits paid by the company, including but not limited to real estate commissions, duplicate housing expenses, real estate taxes, closing costs, and transfer taxes and fees

$37,645 charges for home security services

$2,500 matching funds paid by MeadWestvaco Foundation to non-profits designated by executive

$3,000 executive health screening paid by company

Mr. Rajkowski:

$2,120 reimbursement by the company for financial planning

$9,000 annual contribution by the company to qualified 401(k) savings plan

$33,996 annual contribution by the company to non-qualified savings plan

$3,142 annual life insurance premium paid by the company

$42,548 relocation benefits paid by company

$3,000 executive health screening paid by company

$19,852 related to commuting expenses including lodging, hotel and airfare

$14,494 tax gross-up related to the commuting expenses of $19,852 identified above

$2,072 incremental cost* associated with personal use of aircraft

Mr. Buzzard:

$1,755 reimbursement by the company for financial planning

$9,000 annual contribution by the company to qualified 401(k) savings plan

$42,875 annual contribution by the company to non-qualified savings plan

$3,736 annual life insurance premium paid by the company

$68,947 relocation benefits paid by company

$2,500 matching funds paid by MeadWestvaco Foundation to non-profits designated by executive

$26,388 related to commuting expenses including lodging, hotel and airfare

$19,266 tax gross-up related to the commuting expenses of $26,388 identified above

$22,861 incremental cost* associated with personal use of aircraft

Mr. Willkie:

$9,000 annual contribution by the company to qualified 401(k) savings plan

$20,686 annual contribution by the company to non-qualified savings plan

$2,519 annual life insurance premium paid by the company

$5,000 matching funds paid by MeadWestvaco Foundation to non-profits designated by executive

Mr. Watkins:

$4,050 reimbursement by the company for financial planning

$9,000 annual contribution by the company to qualified 401(k) savings plan

$20,206 annual contribution by the company to non-qualified savings plan

$2,478 annual life insurance premium paid by the company

$5,027 relocation benefits paid by company

$250 matching funds paid by MeadWestvaco Foundation to non-profits designated by executive

$2,600 executive health screening paid by the company

* Incremental cost is the aggregate incremental cost associated with commuting and relocation (personal) use of the company’s aircraft as determined on a per flight hourly basis, including the variable costs associated with actual flights, fuel used, landing fees, catering, aircraft maintenance and other variable costs, specifically incurred apportioned among the number of passengers on a given flight.

Grants of Plan Based Awards in 2007

On February 26, 2007, the Compensation and Organization Development Committee (the “Committee”) made awards under the Company’s 2005 Performance Incentive Plan partially in the form of performance-based restricted stock units and partially in the form of non-qualified stock options. The Committee established individual award targets for each executive. It is anticipated (assuming target performance is achieved over the performance period) that the awards will be delivered 60% in the form of a restricted stock units and 40% in the form of non-qualified stock options. The Committee established a three year performance period for performance-based restricted stock units beginning January 1, 2007 and ending December 31, 2009, using the following performance goals and weightings: Return on Invested Capital (ROIC) (70%) and Innovation, Revenue from New Products (30%). The portion of the award delivered as a non-qualified stock option vests in one-third increments on each anniversary of the grant date; the award vests in full on February 26, 2010. Performance-based restricted stock units awards (assuming performance criteria are met) are payable in 2010 and are subject to a maximum payout of 200% and a minimum payout equal to 50% of target performance threshold. In the event of below threshold performance, no award shall be paid.

During the vesting period, dividends on unvested restricted stock unit awards are credited in the form of additional units subject to the same vesting criteria as the underlying award. No dividend rights attach to non-qualified stock options.

It has been the Company’s practice to award stock options with an exercise price equal to the “fair market value” of the common stock underlying the awards on the grant date. “Fair market value” is defined as the closing price of such stock as reflected on the New York Stock Exchange on the grant date.

The table below shows the cash and equity awards that were granted to each of the named executive officers during 2007 under various plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards Or Units (# of awards)	All Other Option Awards (# of awards)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock & Option Awards (3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (# of awards)	Target (# of awards)	Maximum (# of awards)
John A. Luke, Jr.	2/26/2007	$555,294	$1,110,588	$2,221,175							N/A
	2/26/2007				42,450	84,900	169,800				$2,726,139
	2/26/2007							0	186,580	$32.110	$1,671,757

E. Mark Rajkowski	2/26/2007	$182,328	$364,655	$729,310							N/A
	2/26/2007				11,795	23,590	47,180				$757,475
	2/26/2007							0	51,840	$32.110	$464,486

James A. Buzzard	2/26/2007	$268,160	$536,320	$1,072,640							N/A
	2/26/2007				18,790	37,580	75,160				$1,206,694
	2/26/2007							0	82,600	$32.110	$740,096

Wendell L. Willkie, II	2/26/2007	$135,600	$271,200	$542,400							N/A
	2/26/2007				8,445	16,890	33,780				$542,338
	2/26/2007							0	37,130	$32.110	$332,685

Mark T. Watkins	2/26/2007	$122,293	$244,585	$489,170							N/A
	2/26/2007				6,230	12,460	24,920				$400,091
	2/26/2007							0	27,390	$32.110	$245,414
(1)	See Compensation Discussion and Analysis for discussion of 2007 Annual Incentive Award targets and amounts actually earned in 2007. Actual payment is reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table and the accompanying footnote.

(2)

On February 26, 2007, the Committee made awards under the Company’s 2005 Performance Incentive Plan partially in the form of performance-based restricted stock units and partially in the form of non-qualified stock options. The Committee established individual award targets for each executive. The material terms of these awards are discussed in the narrative above; see Compensation Discussion and Analysis for discussion of Long-Term Incentive Award targets.

(3)	This amount represents the full grant value of equity awards (options and performance-based restricted stock awards) in 2007.

Outstanding Equity Awards At 2007 Fiscal Year End(1)

The table below shows the equity awards that have been previously awarded to each of the named executive officers and which remained outstanding as of December 31, 2007.

	Option Awards					Stock Awards (2)
Name (a)	Number of Securities Underlying Unexercised Options		Number of Securities Underlying Unexercised Unearned Options (d)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares of Stock That Have Not Yet Vested (g)	Market Value of Unvested Shares of Stock (3) (h)	Equity Incentive Plan Awards: Number of Unvested Units or Shares (i)	Plan Awards: Payout Value of Unearned Shares (3) (j)
	Exercisable (b)	Unexercisable (c)

John A. Luke, Jr.	92,149	0	0	$29.7359	11/24/2008
	116,399	0	0	$31.5722	11/23/2009
	150,349	0	0	$28.7694	11/28/2010
	155,199	0	0	$29.5567	11/27/2011
	50,000	0	0	$31.3750	5/24/2012
	175,000	0	0	$24.0000	1/28/2013
	100,000	0	0	$28.5900	2/23/2014
	64,100	128,200	0	$28.1750	2/27/2016
	0	186,580	0	$32.1100	2/26/2017
						73,725	$2,307,593	186,862	$5,848,781
E. Mark Rajkowski	35,000	0	0	$29.6150	8/16/2014
	15,907	31,813	0	$28.1750	2/27/2016
	0	51,840	0	$32.1100	2/26/2017
						22,300	$697,990	48,945	$1,531,979
James A. Buzzard	19,399	0	0	$29.7359	11/24/2008
	29,099	0	0	$31.5722	11/23/2009
	48,499	0	0	$28.7694	11/28/2010
	58,199	0	0	$29.5567	11/27/2011
	20,000	0	0	$31.3750	5/24/2012
	55,000	0	0	$24.0000	1/28/2013
	45,000	0	0	$28.5900	2/23/2014
	28,374	56,746	0	$28.1750	2/27/2016
	0	82,600	0	$32.1100	2/26/2017
						32,633	$1,021,413	82,710	$2,588,823
Wendell L. Willkie, II	29,099	0	0	$29.7359	11/24/2008
	33,949	0	0	$31.5722	11/23/2009
	38,799	0	0	$28.7694	11/28/2010
	38,799	0	0	$29.5567	11/27/2011
	20,000	0	0	$31.3750	5/24/2012
	35,000	0	0	$24.0000	1/28/2013
	20,000	0	0	$28.5900	2/23/2014
	9,567	19,133	0	$28.1750	2/27/2016
	0	37,130	0	$32.1100	2/26/2017
						11,003	$344,394	32,200	$1,007,860
Mark T. Watkins	15,561	0	0	$32.9855	2/25/2008
	15,560	0	0	$28.7380	2/24/2009
	10,270	0	0	$30.2442	2/23/2010
	13,071	0	0	$26.1570	6/27/2011
	20,000	0	0	$31.3750	5/24/2012
	31,000	0	0	$24.0000	1/28/2013
	17,500	0	0	$28.5900	2/23/2014
	9,410	18,820	0	$28.1750	2/27/2016
	0	27,390	0	$32.1100	2/26/2017
						10,823	$338,760	27,434	$858,684
(1)

This table includes only those grants outstanding as of December 31, 2007; any stock options that expire prior to the end of fiscal 2007 are excluded from this table. Stock options vest with respect to one-third of the shares subject to grant on each of the first three anniversaries of the option’s grant date. Stock option grant dates are ten years earlier than the option expiration date reported in this table.

(2)	Restricted stock awards (columns g and h) granted on February 22, 2005, will vest in full on the third anniversary of the grant date, subject to the satisfactory attainment of performance goals attached to such awards as determined by the Committee; performance-based restricted stock units (columns i and j) granted on February 27, 2006, will vest in full on the third anniversary of the grant date, subject to the satisfactory attainment of performance goals attached to such awards as determined by the Committee; values for performance-based grants in 2005 are calculated on 75% of target performance, and 2006 and 2007 awards are based on target performance.

(3)	Market values have been estimated using a stock price of $31.30, which was the closing price on December 31, 2007.

Option Exercises and Stock Vested during Fiscal 2007

This table shows the stock options that were exercised by, and the restricted stock that vested for, each named executive officer during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
John A. Luke, Jr.	0	$0	40,000	$1,270,200
E. Mark Rajkowski	0	$0	50,000	$1,474,000
James A. Buzzard	0	$0	20,000	$635,100
Wendell L. Willkie, II	0	$0	12,000	$381,060
Mark T. Watkins	0	$0	10,000	$317,550

Pension Benefits

Qualified Retirement Plan: The company’s qualified retirement plan covers all salaried employees, except for those covered under the cash balance formula below, and provides an unreduced benefit payable at age 65 (or 62 if the employee has 20 years of service). The retirement benefit payable is equal to 1.6% of final average earnings (or pay) times years of benefit service (up to a maximum of 40 years), minus an employee’s primary social security benefit multiplied by 1.25% times years of benefit service (up to a maximum of 40 years of service). The formula is illustrated below:

[	1.6% x	Years of Benefit Service (up to 40)	x Final Average Pay	]	—	[	Primary Social Security Benefit	x 1.25% x	Years of Benefit Service (up to 40)	]

The normal form of payment is a 50% joint and survivor annuity for married participants and a single life annuity for unmarried participants. Participants may choose optional annuity and installment forms (spousal consent required of married participants). A cash lump sum is not available to any executive listed in the table except Mr. Watkins for whom a lump sum payout has been preserved under a prior plan with respect to his accrued benefit as of December 31, 2002. Final average pay generally includes all income reported on Form W-2, but excludes long-term incentive compensation, severance pay, retention and hiring bonuses. Final average pay includes the participant’s highest 5 years of pay within the last 10 year period. Employees become 100% vested in their retirement benefit after completing 5 years of service. An employee may retire early and receive a benefit at age 55 (with 5 years of service) subject to reduction for early payment. The reduction, generally, is 3% per year for each year by which the actual retirement date precedes the participant’s 65th birthday and 6% per year for each year by which the actual retirement date precedes the participant’s 62nd birthday. As both Messrs. Luke and Willkie are over age 55, they are eligible to retire early based on their service with the company.

The company amended its qualified retirement plan for salaried and non-bargained employees to add a cash balance feature, which generally became effective for existing employees under age 40 as of January 1, 2008 and for existing employees age 40 and older (as of such date) who chose the new cash balance formula. For new employees hired on or after January 1, 2007, the new formula became effective January 1, 2007.

The cash balance formula while technically a defined benefit plan operates like a defined contribution type plan. Under the plan on each December 31, a participant’s account grows with an annual pay credit and an interest credit. The pay credit ranges from 4% to 8% of a participant’s pay based on age plus benefit service points and is calculated as shown in the chart below:

Cash Balance Account at Beginning of Year	+	Interest Credit on Balance at Beginning of Year	+	Pay Credit (Pay Credit % x Pay) at End of Year	=	New Cash Balance Account Total

As of the end of December 31, 2007, none of the named executive officers participated in the cash balance feature of the plan.

Retirement Restoration Plan: The company maintains a non-qualified retirement restoration plan that mirrors benefits provided under the qualified retirement plan following the same formula but recognizing compensation in excess of the Internal Revenue Code limit, which was $225,000 for 2007. All of the named executive officers are participants in this plan. Benefits are payable in annuity form only and a lump sum is not available.

MeadWestvaco Executive Retirement Plan (“MERP”): The company also maintains a non-qualified supplemental executive retirement plan, whose purpose is to assist in recruiting mid-career executive hires that may forfeit retirement benefits due to early termination from another employer. The plan follows the benefit formula and vesting schedule under the company’s qualified retirement plan described above, but recognizes additional service equal to .75 for each year of actual service completed by an executive up to a maximum number of years equal to the executive’s age at hire minus 30. Generally, plan benefits are payable in annuity form (except in the case of a change of control) and are subject to reduction for early retirement. In the case of an executive whose service and age equal 80 the reduction for early payment is slightly reduced. Mr. Buzzard is not entitled to additional service under this plan as his age at date of hire minus 30 equals 0. Given Mr. Luke’s long service with the company he accrues limited service under the plan. Although Mr. Watkins earns no additional service under the MERP, he has an accrued benefit earned under a prior plan. During 2007 the MERP was amended to close participation to any new executive hired on or after January 1, 2007.

Pension Benefits Table at 2007 Fiscal Year End

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each executive, under the company’s defined benefit pension plans determined using interest rate and mortality rate assumptions consistent with those used in the company’s financial statements.

Name	Plan Name	Number of Years Of Credited Service (1)(3) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
John A. Luke, Jr.	Qualified	28.667	$848,101	$0
	Restoration	28.667	$6,769,086	$0
	MERP	28.980	$84,061	$0

E. Mark Rajkowski	Qualified	3.417	$44,452	$0
	Restoration	3.417	$132,138	$0
	MERP	5.980	$135,634	$0

James A. Buzzard	Qualified	29.583	$617,310	$0
	Restoration	29.583	$2,510,591	$0
	MERP	29.583	$0	$0

Wendell L. Willkie, II	Qualified	13.000	$292,658	$0
	Restoration	13.000	$656,864	$0
	MERP	22.750	$733,355	$0

Mark T. Watkins	Qualified	10.417	$199,708	$0
	Restoration	10.417	$403,712	$0
	MERP	10.417	$605,384	$0

(1)	The number of years of credited service includes service recognized under the MERP in excess of actual service performed by the executive. The MERP potentially provides an additional .75 year of credited service for each year of actual service up to a maximum equal to the executive’s age at hire minus 30.

(2)	The Present Value of the Accumulated Benefit (PVAB) was provided by Hewitt Associates as the present value of the December 31, 2007 accrued benefit using the following assumptions: SFAS No. 87 discount rate of 6.25%; Mr. Watkins is eligible to receive a lump sum payment of his accrued benefit as of December 31, 2002, while other named executive officers receive their benefit payment in annuity form; interest rate for lump sum is 4.75% using the 1994 mortality table set forth in Revenue Ruling 2001-62 (congruent with SFAS No. 87 assumptions); postretirement mortality table used for the annuity calculation is the RP2000 table projected to 2019, (congruent with SFAS No. 87 assumptions); no withdrawal, disability, or death prior to retirement age. The SFAS No. 87 valuations for the qualified and restoration plans have assumptions for these events; the MERP plan only has an assumption for preretirement death; retirement at unreduced retirement age; calculations include both vested and non-vested benefits.

(3)	While Mr. Watkins earns no additional service under the MERP, he has an accrued benefit earned under a prior plan.

Non-qualified Deferred Compensation

MeadWestvaco Deferred Income Plan (“DIP”): The company maintains a non-qualified deferred compensation plan that permits executives to voluntarily defer up to 80% of base salary, annual incentive cash compensation and long term incentive cash compensation. The plan also operates as an excess benefit plan enabling employees to defer salary and company matching contributions in excess of Internal Revenue Code limits that apply to the company’s qualified 401(k) plan. Any amounts contributed by executives may be allocated towards notional accounts into up to 20 investment funds as directed by the participant except with respect to company matching contributions, which are automatically invested in a company “phantom” stock fund. There is no guaranteed investment return with respect to any of the funds. Executives may choose to receive a distribution of their account balance upon termination of employment, or early or normal retirement in either a lump sum or installment payments. Limited in-service withdrawals are permitted based on future dates specified in advance by participants and evidenced by written distribution elections.

The investment funds available to an executive under the deferred income plan generally mirror the investment options available to all employees who participate in the company’s broad based qualified 401(k) savings plan, plus three additional funds which are available to investors.

Non-qualified Deferred Compensation at 2007 Fiscal Year End(1)

The table below presents information on each of the named executive officers’ non-qualified deferred compensation plan accounts for 2007.

Name (a)	Executive Contributions in Last Fiscal Year (b)	Registrant Contributions in Last Fiscal Year (2) (c)	Aggregate Earnings in Last Fiscal Year (d)	Aggregate Withdrawals/ Distributions (3) (e)	Aggregate Balance at Last Fiscal Year-End (f)
John A. Luke, Jr.	$46,274	$83,311	$139,447	$0	$2,258,379
E. Mark Rajkowski	$25,713	$33,996	$(592)	$0	$207,262
James A. Buzzard	$548,845	$42,875	$83,481	$0	$1,704,107
Wendell L. Willkie, II	$20,716	$20,686	$37,111	$0	$624,904
Mark T. Watkins	$40,764	$20,206	$92,689	$(185,073)	$1,244,981
(1)	Company contributions (column c) are also included in the Summary Compensation Table, in the “All Other Compensation” Column.

(2)	Full company match provided if Internal Revenue Code statutory limitations prevented executive from making desired non-qualified deferrals. This caused the company contributions to be disproportionate relative to executive contributions. This was the case for Messrs. Luke and Rajkowski.

(3)	The plan under which executives defer compensation permits “scheduled” in-service withdrawals.

Potential Payments Upon Termination and Change of Control

The tables below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if the named executive’s employment had terminated on December 31, 2007, given the named executive’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits available to all salaried employees, such as distributions under the company’s 401(k) plan, early retirement subsidy and accrued vacation pay.

The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of an executive’s actual separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age.

Potential Payments Upon Termination (other than Change of Control)

The table below shows the severance benefits that would be payable to each of the named executive officers who experience an involuntary termination of employment from the company, excluding death, disability or a termination based on “misconduct” as defined in the company’s standard severance plan available to all salaried employees.

	John A. Luke Jr.	E. Mark Rajkowski	James A. Buzzard	Wendell L. Willkie, II	Mark T. Watkins
Cash Severance (1)	$2,019,250	$1,122,016	$1,340,800	$904,000	$889,400
Post-Termination Health Care (2)	$16,436	$17,571	$17,779	$15,374	$16,861
Outplacement Services (3)	$21,423	$21,423	$21,423	$21,423	$21,423

Total	$2,057,109	$1,161,010	$1,380,002	$940,797	$927,684
(1)	The company maintains a broad-based standard severance plan, which covers all salaried and non-union employees, including the named executive officers and which provides for a cash lump sum severance payment in the amount of 2x base salary for these executives.

(2)	This represents cash lump sum payment in lieu of continued health care for one-year period after termination of employment.

(3)	This represents the value of nine months of outplacement services, a benefit that is also provided for under the terms of the plan and financial counseling.

Potential Payments Upon Termination – Death or Disability(1)

The table below shows the value of any stock options and performance-based restricted stock units whose vesting will be accelerated in the event of termination of employment due to death or disability assuming a December 31, 2007 termination date.

	John A. Luke, Jr.	E. Mark Rajkowski	James A. Buzzard	Wendell L. Willkie, II	Mark T. Watkins
Stock Options (2)	$400,625	$99,413	$177,331	$59,788	$58,813
2005-2007 Long-Term Cash Award (3)	$1,097,044	$272,254	$485,595	$163,721	$161,067
2004 Restricted Stock (4)	$0	$125,200	$0	$0	$0
2005 Performance Shares (5)	$2,307,593	$572,790	$1,021,397	$344,378	$338,744
2006 Performance-based RSU Award (6)	$1,916,363	$475,560	$848,220	$286,103	$281,462

Total	$5,721,625	$1,545,217	$2,532,543	$853,990	$840,086

(1)	This represents incremental compensation associated with a termination due to death or disability on December 31, 2007; all equity is valued using the closing stock price of $31.30 for MeadWestvaco stock on December 31, 2007.

(2)	This represents the intrinsic value of unvested stock options that would vest or continue to vest due to death or disability.

(3)	This represents vesting of the cash portion of the 2005 long-term incentive plan award reflecting earnout of 75% of target.

(4)	This represents the value of unvested time-base restricted stock units, which vest as of date of death or disability.

(5)	This represents the vesting of the 2005 long-term performance award, reflecting payout of 75% of target.

(6)	This represents the value of the pro-rated portion of the 2006 long-term performance award (shares based on target performance) that would vest upon termination due to death or disability; share pro-ration is based on the target number of shares multiplied by a fraction, (A) the numerator of which is the number of full calendar months served since the award date (22) and (B) the denominator of which is 36.

Potential Payments Upon Termination Following a Change of Control

Change of Control Agreements:

Each of the named executive officers is covered by a change of control agreement. As noted in the CD&A above, these agreements were amended by the company in 2007 to become effective January 1, 2008 in the following material respects: eliminated long-term compensation from the severance pay calculation; reduced the agreement term from three to two years; reduced the two-year notice of non-renewal provision to one year; deleted the provision that limits an executive’s severance based on attaining age 65; and adopted legally required changes under Internal Revenue Code Section 409A. Each change of control agreement provides for continued employment for two years after a change of control on terms substantially similar to those in effect before the change of control. An executive will receive severance benefits in the event of a qualifying termination of employment upon or within two years following a change of control, or prior to a change of control if the termination occurs at the request of a party to the change of control or is otherwise in connection with a change of control. The table below presents the amount that would have been realized by each of the named executive officers if a change of control and immediate termination of employment had occurred as of December 31, 2007, based on agreements which became effective January 1, 2008.

A qualifying termination is a termination of employment by the company other than for cause or disability, or a termination of employment by the executive for good reason.

Under the change of control agreements, a change of control is defined as:

(1)	acquisition by an individual or entity of 20% of the stock or voting rights of the company;

(2)	contested change in a majority of the company’s board;

(3)	consummation of a business combination, unless (a) more than 60% of the stock and voting rights is retained by the shareholders of the company before the change of control, (b) a majority of the surviving company’s board were members of the company’s board, before the change of control, and (c) no new shareholder owns 20% or more of the resulting company; or

(4)	shareholder approval of a complete liquidation of company.

A merger of equals is defined as a business combination in which (i) at least 50% of the members of the continuing board were members of the company’s board and (ii) either (x) the CEO position in the surviving company is occupied by an individual employed by the company before the business combination or (y) a majority of the leadership positions reporting directly to the CEO of the surviving company are occupied by individuals employed by the company before the business combination.

Good reason means a material reduction in position, duties, responsibilities or salary grade, a failure of the company to comply with the agreement, or a change in the executive’s office location of more than 40 miles. In the event of a merger of equals, however, an executive’s position may be changed as long as the executive continues to have responsibilities that are in the aggregate comparable to the executive’s previous responsibilities, and an across the board change in compensation is not considered a triggering event. In the event of a merger of equals, neither a reduced scope of responsibilities resulting from the fact that the merger has created a larger organization, nor a change in title or reporting responsibilities, shall be the sole basis for good reason.

Cause is defined to mean the executive’s willful and continued failure to perform duties, willful engagement in gross misconduct, or a violation of the company’s Code of Conduct that is materially injurious to the company.

Severance Compensation:

Except as described below, the lump sum severance amount payable to each executive is equal to no more than three times the executive’s compensation, which is defined under the agreement as annual base salary plus average annual incentives paid over the three years before the change of control. Each executive is also entitled to a pro rata bonus for the year of termination and a cash lump sum payment in lieu of health care continuation coverage for a period of three years (two years in the case of Watkins), plus payment for outplacement services. The three-year multiple is reduced to two years for Mr. Watkins. As a condition to receipt of severance benefits, an executive is required to execute a general release of claims against the company. Payment of the severance lump sum amount shall be made within thirty days of the executive’s termination of employment.

Pension Benefits:

In the event of a qualifying termination of employment following a business combination that is not a merger of equals, the executive is entitled to a lump sum payment equal to the actuarial equivalent of the qualified defined benefit and restoration plan benefit (excluding the MeadWestvaco Executive Retirement Plan) that would have been earned if the executive had remained employed by the company during the severance period. This value is disclosed in the table describing change in control severance payment under the “pension” heading above. In the event of a merger of equals business combination, no enhanced pension is payable.

In the event of a business combination that is not a merger of equals, the MERP provides for accelerated vesting of an executive’s benefit and immediate payment of his or her accrued benefit in a single lump sum. The value of the MERP change in control benefit is included in the table describing change in control severance payments, under the “pension” heading.

Equity Acceleration:

Terms and conditions of equity awards (including those for named executive officers) are set forth in individual award agreements, not in change of control agreements. Generally, awards assumed by an acquirer vest upon an executive’s termination of employment (without cause) within two years following a business combination that is not a merger of equals. In the case of performance-based awards, accelerated vesting is prorated based on when the change of control event occurs within the performance period. If awards are not assumed by an acquirer, they become fully vested immediately prior to the change of control event.

Excise Taxes:

The Company has agreed to make each executive covered by a change of control agreement whole for any parachute excise tax imposed under section 4999 of the Internal Revenue Code on a change of control payment, unless the payments are less than 110% of the safe harbor amount. The safe harbor amount is 2.99 times the executive’s average taxable compensation for the five years that ended before the change of control. If the gross-up payment is not made, the amounts payable under the agreement will be reduced by the amount necessary to avoid imposition of the excise tax.

The change of control agreements have a term of two years and may be extended, unless the company gives one-year advance notice of non-renewal. The named executive officers are not covered by any employment agreement other than the change of control agreements. The table below reflects the terms and conditions of the change in control agreements in place on January 1, 2008.

Change In Control Severance Payments(1)

	John A. Luke Jr.	E. Mark Rajkowski	James A. Buzzard	Wendell L. Willkie, II	Mark T. Watkins
Cash Severance(2)	$5,579,825	$2,526,011	$3,200,040	$1,912,800	$1,242,694
Pro-Rata Bonus(3)	$850,317	$280,996	$396,280	$185,600	$176,647
2005-2007 Long-Term Cash Award(4)	$1,097,044	$272,254	$485,595	$163,721	$161,067
Intrinsic Value of Stock Options(5)	$400,625	$99,413	$177,331	$59,788	$58,813
Restricted Stock(6)	$0	$125,200	$0	$0	$0
Performance Shares(7)	$4,977,554	$1,257,742	$2,203,188	$780,402	$730,805
Pension(8)	$2,055,638	$458,290	$3,914,888	$325,662	$1,088,599
Post-Termination Health Care(9)	$49,307	$52,712	$53,337	$46,122	$33,721
Outplacement Services(10)	$21,423	$21,423	$21,423	$21,423	$21,423

Value of Benefit Prior to Gross-Up	$15,031,733	$5,094,041	$10,452,082	$3,495,518	$3,513,769
Excise Tax Gross-Up	$7,046,306	$2,082,076	$5,320,302	$1,508,292	$1,604,777

Total	$22,078,039	$7,176,117	$15,772,384	$5,003,810	$5,118,546

(1)	This assumes a stock price of $31.30 and a termination date of December 31, 2007; actual value will vary based on changes in MeadWestvaco’s stock price.

(2)	The change in control cash severance is equal to 3 times (2 times for Mr. Watkins) salary plus average annual cash incentive awards over last 3 years.

(3)	This represents pro-rata bonus (based on three-year average annual incentives) payable upon termination in connection with a change in control.

(4)	This represents vesting of the cash portion of the 2005 long-term incentive plan award assuming earnout of 75% of target (based on actual performance-to-date).

(5)	This represents intrinsic value of post-2005 stock options; pre-2006 stock options have no change in control protection (unvested stock options are forfeited).

(6)	This represents the value of unvested time-based restricted stock units, which vest as of termination date under a change in control scenario.

(7)	The 2005 long-term performance awards vest assuming 75% of target (based on actual performance-to-date) upon termination in connection with a change-in-control; the 2006 and 2007 long-term performance awards vest at target, pro-rated at 22/36 and 10/36, respectively, for the number of whole months of service from the award date to the time of termination.

(8)	This represents incremental pension value upon a change in control attributable to supplemental executive retirement plan (MERP) and enhanced pension under change in control agreement.

(9)	This represents cash lump sum payment in lieu of continued health care coverage for 3 years (2 years for Watkins) after termination of employment.

(10)	This represents the value of nine months of outplacement services and financial counseling.

3.    Proposal to Amend our Amended and Restated Certificate of Incorporation to Permit the Adoption of Majority Voting in Uncontested Director Elections

The Board of Directors has approved, and recommends shareholder approval of, an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to remove the plurality vote standard for the election of directors and to provide that the election of directors be as provided in the Company’s bylaws. This Charter amendment would enable the implementation, through an amendment of Section 2.3 of the Company’s bylaws, of a majority vote requirement in uncontested director elections; under this standard, nominees for election as directors generally would be required to receive a majority of the votes cast in order to be elected to the Board.

Currently, the Company’s Charter provides that the members of the Board are elected by a plurality of the votes cast at a meeting. The Nominating and Governance Committee and the Board believe that active shareholder participation in the election of directors is important to the Company and to effective corporate governance. In response to similar concerns, several public companies have recently approved charter amendments requiring a majority vote standard for the election of directors. The Board has carefully considered the arguments for and against a majority voting standard and concluded that its adoption will complement the Company’s existing governance policies and is consistent with the Board’s intention to be consistent with corporate governance best practices.

Although the Board has previously adopted a Corporate Governance Policy requiring directors who do not receive a majority of the votes cast “for” the directors’ election to tender their resignation to the Nominating and Governance Committee, in order to affect an actual majority vote standard, amendments must be made to the Charter and the Company’s bylaws. Shareholders are only being asked to approve the amendment to the Charter; the Board previously approved amendments to the Company’s bylaws to implement the majority vote standard. The Board’s amendment of the bylaws is contingent on shareholder approval of the Charter amendment.

The amendment to the Charter would remove the requirement in Article VII of the Charter that director nominees be elected by a plurality of votes cast and instead provide that directors be elected as provided in the Company’s bylaws. Annex A to this proxy statement sets forth the full text of Article VII as proposed to be amended. In addition, the Board, acting through the Nominating and Governance Committee, has approved amendments to the Company’s bylaws that would become effective upon shareholder approval and effectiveness of the proposed Charter amendment. The amendments to the bylaws would operate as follows:

•	Each director would be elected by the vote of a majority of votes cast.

•

However, if, as of fourteen days prior to the Company’s filing of its definitive proxy statement with the Securities and Exchange Commission, the number of director nominees exceeds the number of directors to be elected, the directors will continue to be elected by a plurality of the votes present in person or by proxy at the meeting.

•	A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

Annex B to this proxy statement sets forth the full text of the relevant section of the bylaws as proposed to be amended. You are not being asked to vote on these amendments.

As described above, we previously adopted a Corporate Governance Policy to require directors who do not receive a majority of the votes cast “for” their election to tender their resignation to our Nominating and Governance Committee. If the amendment to the Charter is approved, conforming changes would be made to the Corporate Governance Policy as set forth at Annex C. This Corporate Governance Policy will continue to remain in effect so that, in an uncontested election, an incumbent director who does not receive a majority of the votes cast “for” his or her election, but who, under Delaware law, would nonetheless continue to serve until his or her successor is elected, will be required to tender his or her resignation to the Nominating and Governance Committee. You are not being asked to vote on these amendments.

If the amendment to the Charter is approved by shareholders, it will be effective following the Annual Meeting.

Your Board of Directors unanimously recommends that you vote FOR the amendment of the Amended and Restated Articles of Incorporation to permit the adoption of majority voting in uncontested director elections.

4.    Stockholder Proposal to Prepare a Sustainable Forestry Report

The following proposal (Item 4 on the proxy card), if properly presented, will be considered at the meeting. The names, addresses and shareholdings of the stockholder proponents will be supplied upon request.

Sustainable Forestry

Whereas:

Forests provide significant raw materials for MeadWestvaco’s products including packaging, school and office products. Forests are rapidly declining at a rate of 33 soccer fields per minute, according to the United Nations. Globally, endangered forests are home to nearly 50% of the world’s species and 200 million indigenous people.

Endangered forests store extensive amounts of carbon. They are critical to mitigating the effects of climate change. Forests store the equivalent of 175 years of global fossil fuel emissions and forest loss is responsible for 20-25% of total CO2 emissions globally.

The Fourth Assessment Report of the Intergovernmental Panel on Climate Change (IPCC), the leading international network of climate scientists, concluded that global warming is “unequivocal.” The Stern Review on the Economics of Climate Change states greenhouse gas emissions from deforestation are greater than emissions from the global transportation sector. “Action to preserve the remaining areas of natural forest is needed urgently,” is one of the report’s conclusions.

Our company’s website notes, “Because many of our products begin with trees, MeadWestvaco is committed to the effective and sustainable management of forestlands…” Our company relies upon the Sustainable Forestry Initiative (SFI) and CERFLOR certification schemes to implement this commitment.

Credibility is the most important criterion for the selection of any certification scheme. SFI and CERFLOR were developed by the forestry industry. The Forest Stewardship Council (FSC), a third-party auditor, is the only independent certification system in the world accepted by the conservation, aboriginal and business communities. FSC is the world’s largest and fastest growing certification system, by hectares.

Long-term, certification to schemes that cannot independently ensure sustainable forestry management can potentially threaten the planet’s climate and the availability of raw materials for MeadWestvaco’s operations. Our company can ensure it is purchasing sustainably harvested fiber by purchasing FSC certified fiber. Companies such as Kimberly-Clark, Home Depot, Lowe’s, Ikea, and Andersen Windows already have FSC-certified wood procurement preferences. Major banks, such as JP Morgan Chase and Bank of America, have adopted policies limiting or prohibiting investment in companies and industries that negatively impact ancient forests and have expressed a preference for FSC.

Climate change impacts from deforestation can also be reduced by increasing the use of recycled fiber and purchasing virgin fiber that it is harvested according to recognized sustainable forestry criteria.

RESOLVED: Shareholders request the Board to prepare a report, at reasonable cost and omitting proprietary information, by November 15, 2008, assessing the feasibility of phasing out our company’s use of non-FSC certified fiber and increasing the use of postconsumer recycled fiber as a means to reduce our company’s impact on greenhouse gas emissions.

Supporting Statement:

We believe a thorough feasibility study should discuss the Company’s goals and timeframes with respect to:

•	Increasing the use of FSC-certified fiber with the goal of phasing out virgin fiber certified by less credible certification schemes;

•	Increasing the use of recycled fiber as a means to reduce reliance on virgin materials; and

•	Estimating avoided greenhouse gas emissions from these activities.

Company Statement in Support:

MeadWestvaco is deeply committed to sustainable forestry practices. The protection and the preservation of America’s, and indeed the world’s, forest resources are clearly in the public interest. This important public policy objective is also fully consistent with the interests of our Company. We are proud of our record of forest stewardship, and we are fully prepared to address inquiries from shareholders and other interested parties regarding these issues.

The resolution requests the Company provide a report by November 15, 2008 to address certain questions regarding alternative certification, as well as the use of recycled fiber. While the Company does not accept the proponents’ apparent assumption that there is only one acceptable certification program for MeadWestvaco’s operations, we are already responding to the request for the feasibility study called for in the resolution. The study will be made available in the context of a broader report on our sustainable forestry practices prior to the 2008 Annual Meeting. As such, we have no basis to oppose the resolution and recommend that shareholders vote for the proposal.

Sustainability and Sustainable Forestry at MeadWestvaco

At MeadWestvaco, our stewardship philosophy is built upon decades of responsible forest ownership, and upon a legacy of manufacturing excellence and sustainable business practices. Since 1993, we have partnered with other companies in our industry, private landowners and family forest owners, educational institutions and conservation organizations to develop and promote sustainable forest practice certification standards. We participate in national and international organizations that promote and improve the concepts of sustainable forestry, environmental conservation and sustainable development. We track and report our activities annually – including ongoing communication with our many stakeholders – and we have been recognized as an industry leader in forest stewardship and other sustainability initiatives, including a place on the Dow Jones Sustainability World Index for the past four years.

Certified Fiber

MeadWestvaco’s forests and wood procurement operations are independently certified to the Sustainable Forestry Initiative (SFI) – one of several credible forest certification programs worldwide. The Company does not agree with the view of FSC and its proponents that it is the only appropriate option for forest certification.

The Company has selected this affiliation with SFI for several reasons. The forest certification standards are as rigorous as those found in any comparable program today, and they fully recognize the value, benefits and systems critical to forest health and economic viability in the United States. SFI is governed by an independent board comprised of a wide variety of stakeholders who reflect the diversity of interests in the forest community. This balance helps to ensure that the SFI Program protects the economic, environmental and social needs of our forests and communities. In addition, compared to other certification systems, SFI is science-based and respects existing laws, international conventions, regulations and democratic processes for local decision-making. The principal objective of the SFI program is to preserve and expand sustainable forestry practices across all forestlands.

Recycled Fiber

MeadWestvaco has done extensive work to incorporate both pre-consumer and post-consumer recycled content into the various grades of paperboard we manufacture for global customers. Some of our products include as much as 30% post-consumer recycled fiber.

We actively work to reduce our greenhouse gas emissions in accordance with the voluntary commitments we have made as part of our participation in the Chicago Climate Exchange. In addition to substituting recycled fiber whenever feasible, we also consider the secondary effects of recycled fiber on overall energy usage and greenhouse gas emissions.

The stockholder proposal recommends increasing the use of post-consumer recycled fiber to reduce our company’s impact on greenhouse gas emissions. The use of recycled fiber affects weight, printability, efficiency in packaging machinery and effectiveness of the final product. Because we manufacture distinctive, value-added products to the exacting standards of some of the world’s most admired brands, we substitute recycled fiber with careful consideration of both the sustainability advantages and our customers’ needs. We continue to work with our customers to identify opportunities to increase the use of recycled fiber, as well as to develop innovative, sustainable packaging solutions that enhance the value of their brands and improve environmental outcomes over the entire course of the package lifecycle.

Because MeadWestvaco recognizes the need for greater understanding and research into the complex relationship between recycled fiber and greenhouse gas emissions, we helped to form a consortium of companies to undertake this research imperative in a cost-efficient manner. The National Council for Air and Stream Improvement has undertaken the project for the industry. The results are expected in early summer 2008.

Summary

It is our firm belief that MeadWestvaco has undertaken appropriate actions to fully ensure proper stewardship of our forestlands and fiber supply. Shareholders can be confident that our company is properly recognized and rewarded in the marketplace as a pioneer in sustainable forestry and an industry leader in sustainable business practices.

For these reasons, your Board of Directors unanimously recommends that you vote FOR the shareholder proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s officers and directors, and persons who own more than 10% of a registered class of the company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file. The company’s administrative staff regularly assists its executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based solely upon a review of the copies of such reports furnished to the company and of such reports in its possession, and of representations by certain reporting persons, the company believes that all of its directors, executive officers and 10% stockholders complied with all filing requirements under Section 16(a) in 2007.

Equity Compensation Plan Information

At December 31, 2007

(shares in thousands)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	8,436	$29.75	9,084
Equity compensation plans not approved by stockholders	—	—	—

Total	8,436	$29.75	9,084

There are no equity compensation plans of the company that have not been approved by stockholders.

For additional information related to the above plans, see Note J of the company’s Consolidated Financial Statements in Item 8 - Financial Statements and Supplementary Data, of the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the company. In addition to solicitation by mail, directors, officers and employees of the company may solicit proxies and voting instructions in person, by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The company has retained Georgeson Inc., at an estimated cost of $13,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements also will be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Stockholder Proposals and Nominations

Stockholder proposals intended for inclusion in the company’s 2009 Proxy Statement must be received by the Secretary of the company not later than November 24, 2008. In addition, MeadWestvaco’s bylaws outline procedures that stockholders of record must follow to nominate directors or to bring other business before stockholders’ meetings. For a stockholder to nominate a candidate for director at the 2009 Annual Meeting of Stockholders, notice of such nomination must be given to the Secretary of the company not later than 90 days in advance of such meeting. The notice must describe various matters regarding the nominee and conform to requirements specified in the company’s bylaws, a copy of which can be obtained by contacting the Secretary of the company. For a stockholder of record to bring other business before the 2009 Annual Meeting of Stockholders, notice must be given to the Secretary of the company between December 29, 2008 and January 28, 2009, and must include a description of the proposed business, the reason for conducting such business and other specified matters.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of the company’s shares, your broker, bank or other nominee may only deliver one copy of the company’s proxy statement and annual report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request to the company by telephone at (203) 461-7500 or by submitting a written request to Corporate Secretary, MeadWestvaco Corporation, Five High Ridge Park, Stamford, Connecticut 06905. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Wendell L. Willkie, II

Senior Vice President, General Counsel and Secretary

March [24], 2008

ANNEX A

RESTATED CERTIFICATE OF INCORPORATION – AMENDMENTS

ARTICLE VII

Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors constituting the Whole Board shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board.

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Until the annual meeting of stockholders to be held in 2009, the directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be and are divided into classes. The directors elected at the annual meeting of stockholders held in 2004 shall serve for a term ending on the date of the annual meeting of stockholders to be held in 2007; the directors elected at the annual meeting of stockholders held in 2005 shall serve for a term ending on the date of the annual meeting of stockholders to be held in 2008; and the directors elected at the annual meeting of stockholders held in 2006 shall serve for a term ending on the date of the annual meeting of stockholders to be held in 2009. Members of each class shall hold office until their successors shall have been duly elected and qualified. At each annual meeting of the stockholders of the Corporation commencing with the 2007 annual meeting, (1) directors elected to succeed those directors whose terms then expire shall be elected as provided in the By-Laws of the Corporation ~~by a plurality of votes cast~~ to hold office for a term expiring at the next succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (2) only if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, and unless the Board of Directors otherwise determines, any vacancy resulting from death, resignation, retirement, disqualification, removal from office or other cause, and any newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and any director so chosen shall hold office for the remainder of the term that was being served by the director whose absence creates the vacancy, or, in the case of a vacancy created by an increase in the number of directors, a term expiring at the next annual meeting of stockholders, and in each case until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the total number of directors which the Corporation would have if there were no vacancies shall shorten the term of any incumbent director.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time, by the affirmative vote of the holders of a majority of the voting power of the then outstanding Voting Stock, voting together as a single class; provided, however, that, if a director’s term was scheduled at the time of its commencement to extend beyond the next annual meeting of stockholders, such removal may only be for cause and only by the affirmative vote of the holders of at least 75 percent of the voting power of the then outstanding Voting Stock, voting together as a single class.

A-1

ANNEX B

BYLAW AMENDMENTS

ARTICLE II

SECTION 2.3. Election of Directors; Vacancies; New Directorships. Subject to Section 2.1 of this Article, directors shall be elected annually in the manner provided in these Bylaws. At each annual or special meeting of the stockholders for the election of directors, at which a quorum is present, each director shall be elected by the vote of the majority of the votes cast, provided that if as of a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section 2.3, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. The Nominating and Governance Committee has established procedures under which any director who is not elected shall offer to tender his or her resignation to the Chairman of the Board and the Nominating and Governance Committee. Any vacancies on the Board of Directors caused by death, removal, resignation or any other cause and any newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority of the directors then in office, even though less than a quorum, at any regular or special meeting of the Board of Directors, and any director so elected shall hold office for the remainder of the term that was being served by the director whose absence creates the vacancy, or, in the case of a vacancy created by an increase in the number of directors, a term expiring at the next annual meeting of stockholders, and in each case until such director’s successor shall have been duly elected and qualified.

B-1

ANNEX C

POLICY AMENDMENTS

MeadWestvaco Corporation

Corporate Governance Policy – Voting for Directors

MeadWestvaco has amended its Bylaws to provide for majority voting in uncontested director elections. In an uncontested election of directors, directors are elected by a majority of the votes cast, which means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director.

~~any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly~~ Any incumbent director who is not elected ~~to~~in accordance with the Bylaws will tender his or her resignation to the Chairman of the Board and the Nominating and Governance Committee promptly following certification of the shareholder vote.

The Nominating and Governance Committee will promptly consider the resignation ~~submitted~~ tendered by ~~a~~ the director ~~receiving a greater number of votes “withheld” from his or her election than votes “for” his or her election~~, and the Nominating and Governance Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee will consider all factors deemed relevant by the members of the Nominating and Governance Committee, including, the reasons why shareholders voted “against” the election of such director, ~~the reasons why shareholders “withheld” votes for election from such director,~~ the length of service and qualifications of the director, the director’s contributions to the company and the MeadWestvaco Corporate Governance Principles. Unless all the directors are affected, no director whose resignation is under consideration will participate in the deliberative process as a member of the Nominating and Governance Committee or the process of the Board described in the following paragraph.

The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote~~the date of the shareholders’ meeting.~~ In considering the Nominating and Governance Committee’s recommendation, the Board will consider the factors considered by the Nominating and Governance Committee and such additional information deemed relevant by the Board. Following the Board’s decision, the company will promptly disclose the Board’s decision whether to accept the director’s resignation as tendered (including an ~~full~~ explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation) in a press release or a filing with the Securities and Exchange Commission.

To the extent that one or more directors’ resignations are accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

~~Any director who tenders his or her resignation pursuant to this provision will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Nominating and Governance Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the independent directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) will appoint a Board committee solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them.~~

This policy will be described or included in each proxy statement relating to an election of directors of the company.

Effective: April [28], 2008

C-1

NOTES

MeadWestvaco Corporation

11013 West Broad Street

Glen Allen, Virginia 23060

http://www.meadwestvaco.com

Corporate Secretary

Telephone 203-461-7500

For stockholder information

Call toll free 1-800-432-9874

☒	Votes must be indicated (x) in Black or Blue ink.	The Board of Directors recommends a vote “FOR” all nominees listed below, “FOR” proposal 2, “FOR” proposal 3, and “FOR” proposal 4.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. Election of the nominated slate of directors	FOR all nominees listed below	WITHHOLD AUTHORITY to vote for all nominees listed below	EXCEPTIONS*		FOR	AGAINST	ABSTAIN

Nominees:

01 - Michael E. Campbell

02 - Dr. Thomas W. Cole, Jr.

03 - James M. Kilts

04 - Susan J. Kropf

05 - Douglas S. Luke

06 - Robert C. McCormack

07 - Timothy H. Powers

08 - Edward M. Straw

09 - Jane L. Warner

	☐	☐	☐	2. Ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2008.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
				3. Proposal to amend the Amended and Restated Certificate of Incorporation to permit the adoption of majority voting in uncontested director elections.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
				4. Stockholder proposal to prepare a sustainable forestry report.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exceptions

The proxies or, in the case of the MeadWestvaco Corporation Savings Plans, the Trustee, are directed to vote as specified above and in their discretion on any matters properly coming before the meeting and any adjournment thereof. If no direction is made, the proxies will vote FOR all nominees listed above, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4. Please date, sign and return this proxy promptly. Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title should be stated.

Signature	Signature	Date
Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone votes must be received by 5 p.m., eastern daylight time,

on Sunday, April 27, 2008 to be counted in the final tabulation.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.eproxy.com/mwv Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

MEADWESTVACO CORPORATION

ANNUAL MEETING OF MEADWESTVACO STOCKHOLDERS, APRIL 28, 2008

The undersigned holder(s) of Common Stock of MEADWESTVACO CORPORATION, a Delaware corporation (hereinafter referred to as the “company”), hereby appoints Wendell L. Willkie, II, and John J. Carrara (the “Proxies”) and either of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Stock of the undersigned entitled to vote at the Annual Meeting of MeadWestvaco Stockholders to be held at the Waldorf=Astoria Hotel, 301 Park Avenue, New York, NY, on Monday, April 28, 2008 and at any and all adjournments or postponements of such meeting, upon the matters set forth on the reverse side hereof, and the Proxies are authorized to vote in their discretion, upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the company. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instructions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors.

For participants in the MeadWestvaco Corporation Savings Plans: As to those shares of Common Stock of MeadWestvaco Corporation that are held for me in the aforementioned Plans, by signing this card, I instruct the Trustee of such Plans to sign a proxy for me in substantially the form set forth on the reverse side. Voting rights will be exercised by the Trustee as directed. If no instructions are received, the Trustee shall vote the shares as directed by MeadWestvaco Corporation Benefit Plans Investment Policy Committee or its designee.

(CONTINUED AND TO BE VOTED AND SIGNED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your MEADWESTVACO CORPORATION account online.

Access your Meadwestvaco Corporation stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Meadwestvaco Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

PRINT AUTHORIZATION

To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260

SIGNATURE:                                                                                                                                    DATE:

☐  Mark this box if you would like the Proxy Card EDGARized:    ☐  ASCII    ☐  EDGAR II (HTML)

(THIS BOXED AREA DOES NOT PRINT)                                Registered Quantity 1000.00